As filed with the Securities and Exchange Commission on January 24, 2001
                                                      Registration No. 333-50948

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------

                                 AMENDMENT NO. 2
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                            SUNSHINE PCS CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                           4812              13-4141279
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code Number)  Identification
                                                                    Number)

                             421 HUDSON STREET #524
                            NEW YORK, NEW YORK 10014
                                 (212) 675-1920
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ------------------

                                KAREN E. JOHNSON
                                    PRESIDENT
                             421 HUDSON STREET #524
                            NEW YORK, NEW YORK 10014
                                 (212) 675-1920

            (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)

                               ------------------

                                    Copy to:

                              DAVID J. ADLER, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                2,821,766 Shares
                              Class A common stock

                            SUNSHINE PCS CORPORATION

         Lynch Interactive Corporation intends to spin off 2,821,766 shares of our Class A common stock through a pro rata distribution to its stockholders. Lynch Interactive Corporation currently owns all of our outstanding Class A common stock, which represents 49.9% of our common equity.

         As a result of the spin-off, each holder of Lynch Interactive Corporation common stock will receive one share of our Class A common stock for each share of Lynch Interactive Corporation common stock held at the close of business on _________, 2001, the record date for the spin-off. Immediately after the spin-off, Lynch Interactive Corporation will not own any shares of our common stock, although it will hold our subordinated notes in the principal amount of $16.1 million, our preferred stock with a liquidation preference of $10.0 million, and warrants to purchase 4,300,000 shares of our Class A common stock at $.75 per share. See "Certain Transactions."

         We are sending you this prospectus to describe the spin-off. We expect the spin-off to occur on __________, 2001. No stockholder vote is required for the spin-off to occur, and you do not need to take any action to receive our Class A common stock. This means that:

         o        you  do  not  need  to  pay  anything  to  Lynch   Interactive
                  Corporation or to us; and

         o you do not need to surrender any shares of Lynch Interactive Corporation stock to receive your shares of our common stock.

         We do not expect our Class A common stock to be listed on any national securities exchange or quotation system. Due to Federal Communications Commission regulations, our Class A common stock has lesser voting rights than our Class B common stock and is represented by a minority of our board of directors. See "Description of Capital Stock," beginning on page 29.

         As a result of the spin-off, Lynch Interactive Corporation may be considered an underwriter and selling stockholder for purposes of liability under Section 11 of the Securities Act of 1933, as amended.

              THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGES 7 THROUGH 11 BELOW.

                           --------------------------

         WE ARE NOT ASKING YOU FOR A PROXY OR FOR ANY CONSIDERATION, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR ANY CONSIDERATION.

                           --------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                The date of this prospectus is January 24, 2001.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, PAYING PARTICULAR ATTENTION TO THE SECTION ENTITLED "RISK FACTORS" AND TO THE FINANCIAL STATEMENTS, INCLUDING NOTES.


                                   THE COMPANY

         We were incorporated in July 2000, as the successor to Fortunet Communications, L.P. We currently hold three licenses, which grant us the non-exclusive right to provide personal communications services to approximately 900,000 people in the Florida cities of Tallahassee, Panama City and Ocala.
Personal communications service is a phrase that describes a wireless telecommunications service that utilizes a portion of radio spectrum from 1850 to 1990 megahertz, and each of our licenses allows us to offer wireless services across 15 megahertz of this spectrum in the above referenced cities. Currently, these licenses are not operational and we do not provide personal communications services. Federal Communications Commission rules require that we provide service to at least one-quarter of the population or make a showing of substantial service in these areas by September 17, 2001, or risk losing our licenses and the imposition of fines and/or sanctions. We anticipate that it would take about six months and would cost between $7.0-$14.0 million to satisfy these build out requirements. While we presently do not have the funds to meet these requirements, we may be able to raise them through a debt financing, a public or private equity offering, or by entering into a joint venture. Alternatively, rather than trying to develop these licenses, we may seek to sell them.

         We are a development stage company with no operating history. We have not yet adopted a business plan or settled on a business strategy. We have had no revenues to date and through September 30, 2000 we had cumulative net losses of $77,997,931, resulting principally from interest charges, including commitment fees, and reserves for impairment of our licenses. We expect to have continuing losses for the foreseeable future.

         A subsidiary of Lynch Interactive Corporation loaned Fortunet Communications, L.P $21.0 million to finance the cost of our licenses and other expenses. None of this debt has been repaid and $18.6 million in interest has accrued along with $40.4 million of commitment fees, resulting in approximately $80.0 million of indebtedness to Lynch Interactive Corporation at September 30, 2000. In connection with the spin-off, Lynch Interactive Corporation has agreed to contribute this indebtedness to us. It will also pay $250,000 in exchange for $16.1 million principal amount of our transferable subordinated notes, shares of our preferred stock with a liquidation preference of $10.0 million, and warrants to purchase 4,300,000 shares of our Class A common stock at $.75 per share. While this contribution will substantially improve our financial condition, we would have to realize more than $26.1 million in net proceeds from the sale of our licenses before our common stockholders would share in such proceeds.

         We have two classes of authorized common stock: Class A and Class B. There are presently 2,821,766 outstanding shares of Class A common stock, representing 49.9% of our equity interest and all held by Lynch Interactive Corporation. In the spin-off, these Class A shares will be distributed pro rata to the holders of Lynch Interactive Corporation common stock. The remaining 50.1% of our equity interest is controlled by Victoria G. Kane through Fortunet Wireless Communications Corporation, which owns all 2,833,076 outstanding shares of our Class B common stock. Ms. Kane has the power to elect a majority of our Board of Directors and to determine the outcome of all matters submitted for a vote of stockholders, as a result of which she will control us following the spin-off.

         We have also agreed with Lynch Interactive Corporation that if a holder of a convertible promissory note issued by Lynch Interactive Corporation converts all or a portion of that note prior to December 10, 2004, we will issue:

         o to that note holder, one share of our Class A common stock for each share of Lynch Interactive Corporation stock to be received by it, up to a maximum of 235,294 shares;

         o to the holders of our Class B common stock, 1.0040 shares of additional Class B common stock for each share of Class A common stock issued to the note holder; and

         o to Lynch Interactive Corporation, warrants to purchase 1.9125 shares of our Class A common stock for each share of Class A common stock issued to the note holder.

The conversion by the note holder of any or all of the Lynch Interactive Corporation note would result in dilution in the ownership of our common stock by the current holders of the Class A common stock.

         Our address is 421 Hudson Street #524, New York, New York 10014. Our telephone number is (212) 675- 1920.

      INFORMATION CONCERNING LYNCH INTERACTIVE CORPORATION AND THE SPIN-OFF


WHY IS LYNCH INTERACTIVE CORPORATION UNDERTAKING THE SPIN-OFF?

         Lynch Interactive Corporation is undertaking the spin-off in order to give you a direct ownership interest in us and our chief asset, our three personal communications service licenses. Absent the spin-off, you only would enjoy an indirect interest in the licenses through Lynch Interactive Corporation, a corporation that has other businesses and assets.

WHAT WILL I RECEIVE IN THE SPIN-OFF?

         You will receive one share of our Class A common stock for each share of Lynch Interactive Corporation common stock held by you at the close of business on ________, 2001.

WILL LYNCH INTERACTIVE CORPORATION OWN ANY INTEREST IN US AFTER THE SPIN-OFF?

         Immediately after the spin-off, Lynch Interactive Corporation will not own any shares of our common stock, although its subsidiary will hold our subordinated notes in the principal amount of $16.1 million, our preferred stock with a liquidation preference of $10.0 million, and warrants to purchase 4,300,000 shares of our Class A common stock at $.75 per share.

WHAT DO I HAVE TO DO IN THE SPIN-OFF?

         You do not have to do anything or pay any consideration to receive our shares of Class A common stock in the spin-off.

WHEN WILL THE SPIN-OFF OCCUR?

         The spin-off will occur on or about _________, 2001.

WHEN AND HOW WILL I RECEIVE MY SHARES OF CLASS A COMMON STOCK?

         As soon as practicable after the distribution date, Lynch Interactive Corporation will deliver to our transfer agent certificates representing shares of our Class A common stock. The transfer agent will then mail those certificates to stockholders.

ARE THERE ANY TRANSFER RESTRICTIONS ON THE SECURITIES I WILL RECEIVE?

         There are no federal or state securities laws transfer restrictions on the securities you will receive as long as you are not an affiliate of ours.

WILL THE CLASS A COMMON STOCK BE LISTED ON ANY NATIONAL SECURITIES EXCHANGE OR AUTOMATED QUOTATIONS SYSTEM?

         We do not intend to list our Class A common stock on any national securities exchange or automated quotation system. Accordingly, we are unable to predict whether a trading market will develop for our Class A common stock, and the ability to trade our Class A common stock may therefore be limited.

WILL THIS DISTRIBUTION OF STOCK BE TAXABLE TO ME?

         The value of the stock distributed in the spin-off will be taxable to you, although we believe that any tax liability will be nominal.

WILL ANY UNDERWRITERS BE INVOLVED IN THE SPIN-OFF?

         No underwriters will be involved in the spin-off, but Lynch Interactive Corporation may be considered an underwriter and selling stockholder for purposes of liability under Section 11 of the Securities Act of 1933, as amended.


            PROCEEDS OF THE SPIN OFF AND FUTURE FUNDING REQUIREMENTS


         The spin off will not result in any net proceeds to us or Lynch Interactive Corporation. While we will receive a payment of $250,000 from a subsidiary of Lynch Interactive Corporation for our securities, this money will be adequate to pay only our short term administrative expenses, including the costs of the spin-off. In the future, unless we sell our licenses, we will need to obtain additional funds to satisfy our build out requirements and to pay continuing operating expenses. However, we cannot predict if we will be able to raise this necessary capital on commercially appropriate times or at all.

         Because we have incurred losses since inception, have not yet adopted a business plan, determined how to finance our operations, and may forfeit our licenses or be subject to the imposition of fines and sanctions if we do not meet certain build out requirements by September 17, 2001, the report of Ernst & Young LLP, our independent auditors, with respect to our financial statements as of December 31, 1999 and September 30, 2000 and for the years ended December 31, 1998 and 1999, the nine month period ended September 30, 2000 and the period from July 27, 1995 (inception) to September 30, 2000, contains an explanatory paragraph as to our ability to continue as a going concern. A going concern opinion indicates that our auditors believe that substantial doubt exists regarding our ability to remain in business. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all. Certain of the factors considered by our auditors in making this determination have been included in the report of independent auditors and have been disclosed in Note 1 to our financial statements.

                                  RISK FACTORS


         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS WITH RESPECT TO US AND OUR CLASS A COMMON STOCK.


RISKS RELATING TO OUR BUSINESS



IN ORDER TO KEEP OUR LICENSES AND AVOID THE IMPOSITION OF FINES AND/OR SANCTIONS, WE MUST OFFER PERSONAL COMMUNICATIONS SERVICES TO AT LEAST
ONE-QUARTER OF THE POPULATION IN THE AREAS COVERED BY THAT LICENSE, OR MAKE A SHOWING OF SUBSTANTIAL SERVICE IN THAT AREA BY SEPTEMBER 17, 2001.

         Each of our licenses is subject to a Federal Communications Commission mandate that we construct personal communications service networks that provide adequate service to at least one-quarter of the population in the areas covered by that license, or make a showing of substantial service in that area, within five years after the license grant date. As our licenses were granted to us on September 17, 1996, we must satisfy this build out requirement by September 17, 2001, unless we can obtain a waiver or extension. We are unable to predict whether this required coverage will be achieved, and the chances of obtaining a waiver or extension are highly uncertain. To date, we have made no effort to satisfy our build out requirements and these licenses are our only significant assets. Any failure to comply with these build out requirements could cause the revocation of our licenses or the imposition of fines and/or other sanctions.

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY. WE HAVE NO REVENUES AND A HISTORY OF OPERATING LOSSES, WHICH WE EXPECT TO CONTINUE. THE LIKELIHOOD OF FUTURE SUCCESS IS THEREFORE HIGHLY UNCERTAIN.

         We are a development stage company with no operating history. Through September 30, 2000, we had no revenues, cumulative net losses of $77,997,931, and we do not know when, if ever, we will have revenues or achieve a positive cash flow. Our only significant assets are our personal communications service licenses. The services offered through these licenses, however, have had a limited history in the United States, and we cannot predict if there will ever be enough demand to make profitable developing our licenses. The likelihood of our future success is therefore highly uncertain.

THE REPORT OF OUR INDEPENDENT AUDITORS CONTAINS AN EXPLANATORY PARAGRAPH AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN. THIS OPINION COULD PREVENT US FROM OBTAINING NEW FINANCING ON REASONABLE TERMS OR AT ALL.

         Because we have incurred losses since inception, have not yet adopted a business plan, determined how to finance our operations, and may forfeit our licenses or be subject to the imposition of fines and sanctions if we do not meet certain build out requirements by September 17, 2001, the report of Ernst & Young LLP, our independent auditors, with respect to our financial statements as of December 31, 1999 and September 30, 2000 and for the years ended December 31, 1998 and 1999, the nine month period ended September 30, 2000 and the period from July 27, 1995 (inception) to September 30, 2000, contains an explanatory paragraph as to our inability to continue as a going concern. This opinion indicates that our auditors believe that substantial doubt exists regarding our ability to remain in business. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all.

AS WE DO NOT KNOW WHEN WE WILL HAVE REVENUES, IN ORDER TO CONTINUE AS A GOING CONCERN, WE WILL NEED TO INCUR MORE DEBT IN THE FUTURE. GIVEN OUR HISTORY OF LOSSES AND THE AMOUNT OF OUR DEBT, OUR ABILITY TO SECURE THIS NEEDED FINANCING ON REASONABLE TERMS, OR AT ALL, IS QUESTIONABLE.

         We will have cash of approximately $250,000, minus offering expenses, following the spin-off. While this money will pay our short term administrative expenses, we will need additional capital to continue as a going concern. Moreover, if we independently develop our licenses, substantial additional funds will be required. We believe that it would cost between $7.0 and $14.0 million to build out our licenses.

         Our potential to secure new financing through traditional lending sources is questionable. Following the spin-off, we will have over $16 million in subordinated debt, and our assets will consist almost entirely of undeveloped licenses. Should we succeed in obtaining future financing, any such loans are likely to contain restrictions that limit or prohibit our future actions, and allow the lender to accelerate the loan upon a default. Thus, any failure or delay in repaying our current or future debt could terminate our business. We are unable to predict whether our operations will ever generate sufficient cash flow to repay any current or future debt. Alternatively, we might attempt to borrow from vendors providing the capital equipment used in providing services, or conduct either a public or private equity offering to raise these funds, the results of which are highly uncertain.

THERE ARE SUBSTANTIAL RISKS TO ANY OF THE ALTERNATIVES WE MAY PURSUE WITH RESPECT TO OUR LICENSES. SELLING THESE LICENSES MAY BE DIFFICULT DUE TO THE LIMITED NUMBER OF POTENTIAL PURCHASERS, AND A SALE COULD ALSO SUBJECT US TO PENALTIES IMPOSED BY THE FEDERAL COMMUNICATIONS COMMISSION. BUILDING OUT OUR LICENSES INDEPENDENTLY WOULD REQUIRE US TO BORROW SIGNIFICANT AMOUNTS, WHICH MAY NOT BE AVAILABLE ON REASONABLE TERMS, OR AT ALL. A JOINT VENTURE WOULD EXPOSE US TO POTENTIAL UNKNOWN RISKS ASSOCIATED WITH OUR PARTNERS AND/OR SUPPLIERS.

         To obtain any value with respect to our licenses, we have to either sell them, enter into a joint venture, or build them out independently. If we were to sell our licenses, the Federal Communications Commission and possibly other regulatory agencies must consent, and Federal Communications Commission regulations may impose certain penalties on us depending on the size of the acquiring party. In addition, the number of potential buyers is limited because Federal Communications Commission rules restrict the size of entities to which we can sell our licenses prior to building them out. If a license is sold for cash, we will need to redeem a corresponding proportion of our subordinated debt and preferred stock. If we were to enter into a joint venture, or were to sell the licenses for securities of another personal communications services entity, we would be exposed to many of the risks associated with independently developing our personal communications service licenses discussed below, along with any risks associated with other operations of our joint venturer or purchaser.

         If we were to develop our licenses independently, we would need to raise between $7.0 and $14.0 million. Whether we would be able to raise this amount of money is highly uncertain. We also would have to implement a business plan, create an infrastructure, and attract and retain qualified individuals to serve as managers and employees. Our current management has very little experience in the personal communications service industry. We cannot assure you as to the timing, cost, or even our ability to successfully accomplish these tasks.

         Under any development scenario, we will incur significant operating losses for the foreseeable future, as we seek to construct our licenses and build a customer base. Such losses could be substantial and jeopardize our ability to service our debt, thus placing us in danger of default.

OUR POTENTIAL COMPETITORS HAVE SUBSTANTIALLY GREATER ACCESS TO CAPITAL, OTHER RESOURCES AND SIGNIFICANTLY MORE EXPERIENCE IN PROVIDING WIRELESS SERVICES. SUCCESSFULLY COMPETING WITH THESE ENTITIES MAY THEREFORE BE IMPRACTICABLE.

         The wireless telecommunications industry is very competitive. Principal cellular and personal communications service providers in our markets include Price Comm., US Cellular, AT&T, Alltel, Powertel Ltd., Ariel Co., PCS PrimCo, ABC W., BellSouth, Sprint PCS, Mercury and Nextwave. Most of these competitors have substantially greater resources than we and operate wireless telecommunications networks covering most of the United States. Their earlier entry, greater resources and broader presence in the United States could make competing against these entities impracticable. Furthermore, the Federal Communications Commission is actively pursuing policies intended to increase the number of wireless competitors in each of our markets.

         If we were to build out our networks, we would also compete with companies that use other communications technologies and offer additional services we may not be able to provide. These technologies and services may have advantages over what we would provide and may ultimately be more attractive to customers.

OUR LICENSES ARE ONLY FOR 15 MEGAHERTZ OF SPECTRUM. OUR CELLULAR AND PERSONAL COMMUNICATIONS SERVICE COMPETITORS USE 25-30 MEGAHERTZ, PLACING US AT A COMPETITIVE DISADVANTAGE, BECAUSE LICENSES WITH WIDER SPECTRUMS CAN OFFER MORE SERVICES AND THEREFORE BETTER MEET GROWING DEMAND.

         Holders of cellular telephone licenses are authorized by the Federal Communications Commission to use 25 megahertz of spectrum each, and certain personal communications service licensees in the A and B-Blocks use

30 megahertz. By contrast, our C-Block licenses have only 15 megahertz of spectrum. This shortfall may limit our growth opportunities as demand increases for mobile personal communications services, because we cannot offer the same services as our competitors. In addition, the cost to build out our networks to an equivalent standard may be greater with a 15 megahertz license than with either a 25 megahertz cellular or 30 megahertz license. Potential lenders may also require that 15 megahertz licensees have arrangements in place to procure additional spectrum. As a result, we may be required, either initially or at a later time, to enter into a joint venture or make other arrangements with holders of additional spectrum to provide the amount or breadth of service needed to be or remain competitive. Federal Communications Commission regulations and other factors, however, may limit our ability to enter into these arrangements on favorable terms or at all.

OUR LICENSES ONLY PERMIT US TO OFFER PERSONAL COMMUNICATIONS SERVICES IN THE FLORIDA MARKETS OF TALLAHASSEE, PANAMA CITY AND OCALA. AS POTENTIAL CUSTOMERS WOULD PROBABLY WANT THE ABILITY TO MAKE CALLS OUTSIDE OF THESE AREAS, WE WOULD BE AT A SUBSTANTIAL DISADVANTAGE AGAINST COMPETITORS WITH WIDER COVERAGE AREAS, UNLESS WE ENTERED INTO JOINT VENTURES OR AFFILIATION AGREEMENTS.

         If we were to develop our licenses, our service areas would be limited to a population of about 900,000 in the Florida cities of Tallahassee, Panama City and Ocala. As potential customers likely would want the ability to make calls outside of these areas, we would be at a substantial disadvantage against competitors with wider coverage areas, unless we entered into joint venture or affiliation agreements. However, we cannot predict whether we could enter into these agreements on favorable terms or at all.

WE HAVE HAD A TROUBLED HISTORY IN SERVICING THE DEBT ENTERED INTO TO ACQUIRE OUR LICENSES AND THE VALUE OF OUR LICENSES HAS BEEN WRITTEN DOWN.

         Fortunet Communications, L.P., our predecessor, was the successor to five partnerships that were awarded 31 personal communications service licenses in the 1996 C-Block auction. Fortunet Communications, L.P. experienced substantial problems in servicing the debt incurred to acquire its licenses, forcing it to return 28 of its licenses and 15 megahertz of its three 30 megahertz licenses. Because the proposed relief offered by the Federal Communications Commission would have required the forfeiture of 30% of its down payment, in 1997, Fortunet Communications, L.P. established a reserve of $6.6 million to reflect the impairment in the value of its licenses. In 1999, Fortunet Communications, L.P. recorded a further reserve of $18.5 million to write down its investment in the licenses due to considerably lower amounts bid for returned C-Block licenses at a reauction.


RISKS RELATING TO THE TELECOMMUNICATIONS INDUSTRY



WE ARE UNSURE IF OUR LICENSES WILL BE RENEWED AFTER THEY EXPIRE IN 2006. IF WE BUILD OUT OUR LICENSES AND THEY ARE LATER NOT RENEWED, THE VALUE OF OUR STOCK WOULD BE MATERIALLY ADVERSELY AFFECTED, BECAUSE THESE LICENSES ARE OUR ONLY SIGNIFICANT ASSETS.

         Although our licenses are renewable after the expiration of their 10-year terms, there can be no assurance that they will be renewed. If we build out our licenses and they are later not renewed, the value of our stock would be materially adversely affected, because these licenses are our only significant assets.

WE ARE SUBJECT TO VARIOUS C-BLOCK LICENSE REQUIREMENTS AND THE FAILURE TO COMPLY WITH ANY OF THEM COULD RESULT IN THE REVOCATION OF OUR LICENSES AND/OR THE IMPOSITION OF FINES AND SANCTIONS.

         The Federal Communications Commission requires C-Block license holders to continuously satisfy various requirements as to ownership and control. We must satisfy Entrepreneurs' Requirements, Small Business Requirements, Control Group Requirements and Transfer Restrictions. See "Legislation and Government Regulation." For certain matters, such as the structure of our board of directors and management, we rely on informal public and private interpretations of Federal Communications Commission rules. The Federal Communications Commission, however, is not bound by these informal interpretations, and we are unable to predict whether it or the courts will agree with them now or in the future. We cannot assure you that we or our investors satisfy, or will continue to satisfy, these requirements during the term of any of our licenses, or that we could successfully cure any breach of these requirements. Any non-compliance with these requirements could lead to the revocation of our licenses and/or the imposition of fines and sanctions.

OUR LICENSES ARE SUBJECT TO TRANSFER RESTRICTIONS THAT LIMIT THE NUMBER OF POTENTIAL ACQUIRERS OF OUR LICENSES.

         During the first five years after the license grant date, or until the Federal Communications Commission imposed five year build out requirements have been met, assignment and transfer of a C-Block license is prohibited to any entity that fails to satisfy the Entrepreneurs' Requirements. See "Legislation and Government Regulation." If we were to sell our licenses to an entity that meets the Entrepreneurs' Requirements, but that does not qualify for bidding credits, this sale would be subject to full or partial repayment of the bidding credit that Fortunet Communications, L.P. received. Similar requirements apply if we were to seek to break up our licenses into smaller spectrum blocks and transfer or assign them.

         The Federal Communication Commission transfer rules restrict the universe of entities to which we can transfer our licenses, which could adversely affect our ability to sell them. In addition, if we wish to make any changes in ownership structure during the initial license term involving the actual and legal control of us, we must seek Federal Communications Commission approval, and may be subject to the same costs and reimbursement conditions indicated above.

PERSONAL COMMUNICATIONS SERVICE LICENSEES MAY BE REQUIRED TO SHARE SPECTRUM WITH EXISTING FIXED MICROWAVE LICENSEES OR RELOCATE THEM TO NEW SPECTRUM PATHS OR TRANSMISSION TECHNOLOGIES. IF WE ARE REQUIRED TO RELOCATE MICROWAVE LICENSEES, IT MAY DELAY OUR ABILITY TO COMMENCE TIMELY COMMERCIAL OPERATIONS AND CONSEQUENTLY, OUR ABILITY TO SATISFY OUR BUILD OUT REQUIREMENTS.

         For up to five years after the grant of a personal communications service license, the licensee may be required to share spectrum with existing fixed microwave licensees also operating on personal communications service frequencies. If we build out our networks to secure a sufficient amount of unencumbered spectrum to operate them efficiently, we may need to relocate existing microwave paths to alternate spectrum locations or transmission technologies. The obligation to relocate incumbent microwave licenses expires on April 4, 2005. Any delay in the relocation of licensees may adversely affect our ability to commence timely commercial operation and our ability to satisfy our build out requirements. Furthermore, depending on the terms of such agreements, our ability to operate our networks profitably may be materially adversely affected.


RISKS RELATING TO OUR COMMON STOCK



THERE WILL BE A VERY  LIMITED,  OR  POSSIBLY  NO  TRADING  MARKET FOR OUR COMMON
STOCK, BECAUSE WE DO NOT INTEND TO LIST OR REGISTER IT ON ANY NATIONAL SECURITIES EXCHANGE OR AUTOMATED QUOTATION SYSTEM.

         There will be a very limited, or possibly no trading market for our Class A common stock. We do not intend to list or register it on any national securities exchange or automated quotation system. Accordingly, we are unable to predict whether a trading market will develop for our Class A common stock.

MS. KANE CONTROLS US AND SUCH CONTROL COULD DISSUADE POTENTIAL ACQUIRERS.

         Victoria G. Kane, through Fortunet Wireless Communications Corporation, has at least 50.1% of the voting power of our outstanding equity. She may also elect up to three members of our five person board of directors, each of whom can be replaced at her will. This control of us by Ms. Kane may deter potential acquirers.

AS OUR COMMON STOCK IS JUNIOR TO OUR SUBORDINATED NOTES AND PREFERRED STOCK, WE WOULD NEED TO RECEIVE NET PROCEEDS OF MORE THAN $26.1 MILLION FROM ANY SALE OF OUR LICENSES BEFORE ANY OTHER PORTION OF THE PROCEEDS WOULD BE RECEIVED BY HOLDERS OF OUR COMMON STOCK.

         Our common stock is junior to our subordinated debt and preferred stock. As a result, we would need to receive net proceeds of more than $26.1 million from any sale of our licenses, before any other portion of the proceeds would be received by holders of our common stock. Our common stock would also be junior to any indebtedness we may incur in the future.

A SUBSIDIARY OF LYNCH INTERACTIVE CORPORATION WILL HOLD WARRANTS TO PURCHASE 4,300,000 SHARES OF OUR CLASS A COMMON STOCK AT $.75 PER SHARE, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK OR, IF EXERCISED, DILUTE THE OWNERSHIP PERCENTAGE OF THE THEN HOLDERS OF OUR CLASS A COMMON STOCK.

         A subsidiary of Lynch Interactive Corporation will hold warrants to purchase 4,300,000 shares of our Class A common stock at $.75 per share. If the fair market value of our Class A common stock were to be more than $.75 per share, some or all of these warrants could be exercised, which could adversely affect the value of our common stock. That exercise would also dilute the then-existing stockholders' percentage ownership of our common stock, and any sales in the public market of the common stock issued upon such exercise could adversely affect prevailing market prices for our common stock. The full exercise of these warrants on the date of the spin off would result in the issuance of common stock representing approximately 43.2% of the total common stock outstanding and 60.4% of the Class A common stock. The Class A common stock held by Lynch Interactive Corporation stockholders would be reduced from 49.9% of the total common stock and 100% of the Class A common stock to 28.3% of the total common stock and 39.6% of the Class A common stock.

WE COULD BE REQUIRED TO ISSUE ADDITIONAL STOCK AND WARRANTS, WHICH WOULD RESULT IN DILUTION IN THE OWNERSHIP OF OUR COMMON STOCK BY THEN CURRENT HOLDERS OF THE CLASS A COMMON STOCK.

         We have agreed with Lynch Interactive Corporation that if a holder of a convertible promissory note issued by it converts all or a portion of that note prior to December 10, 2004, we will issue up to 235,294 additional shares of Class A common stock, warrants to purchase up to 450,000 shares of Class A common stock, and up to 236,235 additional shares of Class B common stock. This would result in the dilution in the ownership of our common stock by then current holders of Class A common stock.

OUR COMMON STOCK LIKELY WILL BE SUBJECT TO "PENNY STOCK" REGULATIONS, WHICH MAY MAKE IT MORE DIFFICULT TO OBTAIN TIMELY AND ACCURATE QUOTES FOR THE STOCK OR EXECUTE TRADES IN IT.

         Our Class A common stock likely will be considered a penny stock, which may make it more difficult to obtain timely and accurate quotes for the stock or execute trades in it. See "Plan of Distribution-Regulations Affecting the Price and Marketability of our Class A Common Stock."

FEDERAL COMMUNICATIONS COMMISSION LIMITATIONS ON FOREIGN OWNERSHIP COULD DETER FOREIGN INVESTORS OR SUBJECT US TO REVOCATION OF OUR LICENSES AND/OR SANCTIONS IF THESE LIMITATIONS ARE VIOLATED.

         Non-U.S. citizens, their representatives, foreign governments, or corporations controlled by non-U.S. citizens may not own or vote more than 20% of the capital contribution to a personal communications services licensee, or more than 25% of the capital contribution to the parent corporation if the Federal Communications Commission determines that such holdings are not within the public interest. Thus, if our foreign ownership were to exceed 25% in the future, the Federal Communications Commission could revoke our licenses or impose other penalties. This restriction on foreign ownership could also adversely affect our ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. We caution you that these forward-looking statements are only predictions. We cannot assure you that the future results predicted, whether expressed or implied, will be achieved. The forward-looking statements are based on current expectations, and we are not obligated to update this information.

                                 USE OF PROCEEDS


         Our Class A common stock is being distributed in connection with our spin-off from Lynch Interactive Corporation. Neither Lynch Interactive Corporation nor we will receive any proceeds from the distribution of our stock.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock, and do not expect to pay cash dividends on our common stock in the foreseeable future. To the extent we obtain financing in the future, such funding sources may prohibit the payment of dividends. We currently intend to retain any future earnings for use in our business.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND PLAN OF OPERATION

         We are a development stage company with no operations to date. Our ability to develop a profitable personal communications service business is subject to substantial risks enumerated under "Risk Factors" and elsewhere in this prospectus. Moreover, as stated above, because we are a C-Block licensee, we must provide personal communications service to at least one-quarter of the population or make a showing of substantial service in the areas covered by each of our licenses by September 17, 2001, or risk losing them and/or the imposition of fines and sanctions. Presently, we do not have the funds to meet these build out requirements, forcing us to either borrow them, sell our licenses, or enter into a joint venture with someone who has the necessary funds. All of these options present various risks.

         We were incorporated in July 2000, as the successor to Fortunet Communications, L.P., a combination of five partnerships that were awarded 31 personal communications service licenses in the Federal Communications Commission's 1996 C-Block auction. These licenses had an aggregate purchase price of $216 million after a 25% bidding credit, and were financed primarily by the Federal Communications Commission. Fortunet Communications, L.P. experienced substantial problems in servicing this debt because a perception developed in both the public and private debt and equity markets that the supply of spectrum greatly exceeded realistic customer demand. While the Federal Communications Commission offered Fortunet Communications, L.P. a relief plan, because this plan required Fortunet Communications, L.P. to forfeit 30% of its down payment, in 1997, it established a reserve of $6.6 million to reflect the impairment in the value of its licenses. In June 1998, Fortunet Communications, L.P. returned 28 of its licenses, and 15 megahertz of its three 30 megahertz licenses and surrendered 70% of its down payment to the Federal Communications Commission in exchange for credits, which were used to pay all remaining indebtedness to the Federal Communications Commission. On April 15, 1999, the Federal Communications Commission completed a reauction of all the C-Block licenses that were returned to it. Due to considerably lower amounts bid for these licenses, in the quarter ended March 31, 1999, Fortunet Communications, L.P. recorded a further reserve of $18.5 million to write down its investment in the licenses, plus an additional $0.1 million of capitalized expenses, leaving a net carrying value of $2.7 million at December 31, 1999.

         Because we have incurred losses since inception, have not yet adopted a business plan, determined how to finance our operations, and may forfeit our licenses or be subject to the imposition of fines and sanctions if we do not meet our build out requirements, the report of Ernst & Young LLP, our independent auditors, with respect to our financial statements as of December 31, 1999 and September 30, 2000 and for the years ended December 31, 1998 and 1999, the nine month period ended September 30, 2000 and the period from July 27, 1995 (inception) to September 30, 2000, contains an explanatory paragraph as to our ability to continue as a going concern. A going concern opinion indicates that our auditors believe that substantial doubt exists regarding our ability to remain in business. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all. Certain of the factors considered by our auditors in making this determination have been included in the report of independent auditors and have been disclosed in Note 1 to our financial statements.

RESULTS OF OPERATIONS

         Fortunet Communications, L.P., our predecessor, was formed on April 18, 1997, and at that date acquired the assets and liabilities of five partnerships that were the high bidders for licenses in the Federal Communications Commission's C-Block auction. Aer Force Communications, L.P., one of the five contributing partnerships, and Fortunet Communications, L.P. were entities under common control. Accordingly, the transfer of the assets and liabilities from Aer Force Communications, L.P. to Fortunet Communications, L.P. was accounted for at historical cost and the accompanying financial statements also include the results of Aer Force Communications, L.P. from July 27, 1995, inception, to April 18, 1997. The transfers of the remaining four partnerships to Fortunet
Communications, L.P. were accounted for as purchases and the assets and liabilities were recorded at their fair value of the date of transfer, April 18, 1997, which resulted in an increase in the carrying value of the licenses of $9.9 million.



        Neither we, nor our predecessors, have had any operating history or revenues. Through September 30, 2000, we had cumulative net losses of $77,997,931, resulting from net interest charges of $52,964,942, including commitment fees and reserves aggregating $25,032,989 for impairment of our personal communications service licenses.


LIQUIDITY AND CAPITAL RESOURCES


         Under Federal Communications Commission regulations, we need to construct a system to provide personal communications service services to at least one-quarter of the population in the areas covered by our licenses, or make a showing of substantial service, by September 17, 2001. While we have not yet performed the engineering studies necessary to estimate the cost of providing these services, an internal study based on information available from publicly traded personal communications service providers suggests that the costs would be between $30 to $60 per person to be served. As the total population in our licensed areas is 900,000, and we would need to offer service to at least one quarter of these persons, or 225,000 persons, we estimate that it would cost between $7.0 million and $14.0 million to meet these build out requirements. To raise this money, we would consider a number of alternatives, including debt financing from a lending institution, borrowing from vendors providing the capital equipment used in providing service, a private equity offering and/or a public equity offering. Alternatively, we would consider selling our licenses to a company that currently provides service to the areas covered by our licenses or entering into a joint venture with a company that provides service to a nearby area and then developing our licenses together. Finally, if we believe that we would be unable to timely satisfy our build out requirements, we could ask the Federal Communications Commission for a waiver or extension of these requirements. We are uncertain of our ability to achieve any of these alternatives, because we have yet to pursue in earnest any of these courses.

         The amount of our indebtedness at December 31, 1999 and September 30, 2000 consisted of $69,760,140 and $79,985,340, including accrued interest and commitment fees, compared to accumulated deficits of $67,074,128 and $77,299,328, respectively. At September 30, 2000, our indebtedness was composed of net cash loans of $21,007,134, which were used to discharge all outstanding indebtedness to the Federal Communications Commission, accrued interest of $18,619,873, and accrued commitment fees of $40,358,333. Interest has accrued on cash loaned, compounded annually, at a rate of 15% per annum. Commitment fees were based on the total funds committed by a subsidiary of Lynch Interactive Corporation, $42 million, at 20% per annum. No interest or commitment fees has been paid to date.

         Lynch Interactive Corporation has agreed to restructure this debt by contributing it to our capital, in exchange for eight subordinated notes of equal principal amount totaling $16,131,117. The subordinated notes will be fully transferable, subject only to securities law restrictions. The subordinated notes will mature in three month intervals from ______, 2004 to ____, 2006. Interest will be payable at the rate of 9% per annum, semiannually through the issuance of additional principal amounts of subordinated debt. Any early payments of these notes will first be applied to the earliest maturing notes. In other words, there will be no distribution or "spread" of early payments to all outstanding notes. The subordinated debt must be redeemed upon a change in control of our Class A or Class B common stock. It also must be redeemed in whole or in part on the sale of one or more of our licenses for cash, or for non-cash consideration that is subsequently converted into or redeemed for cash, in an amount proportional to a fraction, the numerator of which is the number of persons covered by the licenses sold and the denominator of which is the number of persons covered by all of our licenses. We will determine the number of persons covered by our licenses by referring to the 1998 or the most recent estimates by the United States Census Bureau.

         We also have agreed, upon payment to us of $250,000 to issue to a subsidiary of Lynch Interactive Corporation warrants to purchase 4,300,000 shares of our Class A common stock at $.75 per share and preferred stock with a liquidation preference of $10.0 million. This preferred stock will be entitled to dividends in kind at an annual rate of seven shares of additional preferred stock for each one hundred shares of preferred stock outstanding for the first five years and thereafter dividends in cash at the annual rate of 7%. We have also agreed with Lynch Interactive Corporation to issue additional Class A common stock, Class B common stock and warrants to purchase Class A common stock if a holder of a convertible promissory note issued by Lynch Interactive Corporation converts that note into Lynch Interactive Corporation common stock.

                              PLAN OF DISTRIBUTION

INTRODUCTION

         Lynch Interactive Corporation is spinning off its 49.9% minority interest in our outstanding common stock. The purpose of this action is to give its stockholders a direct ownership interest in our only significant assets, the three licenses, rather than only an indirect interest through Lynch Interactive Corporation, a company that has other businesses and assets. There are, however, some disadvantages associated with this proposed spin-off, the most important of which are that this spin-off will be a taxable event for the holders of Lynch Interactive Corporation common stock and the cost and possible inconvenience of being a public company. Given the fact that any tax liability is expected to be nominal, Lynch Interactive Corporation believes that the advantages of the spin-off outweigh the drawbacks.

MEANS OF DISTRIBUTION AND SUBSEQUENT TRADING

         As part of the spin-off and for no consideration, Lynch Interactive Corporation will distribute to each of its common stockholders as a dividend, one share of our Class A common stock for each share of Lynch Interactive Corporation common stock held at the close of business on _______,2001. This distribution will occur on _______, 2001, with Lynch Interactive Corporation delivering certificates representing shares of our Class A common stock to the transfer agent. The transfer agent will then mail those certificates to the appropriate stockholders. No stockholder vote is required for the spin-off to occur, and Lynch Interactive Corporation stockholders do not have to do or pay anything to receive these stock certificates. No underwriters are involved or are expected to be involved in the spin-off. Lynch Interactive Corporation may be considered an underwriter and selling stockholder for purposes of liability under Section 11 of the Securities Act of 1933, as amended.

         There will be approximately ______ holders of record of our Class A common stock following the distribution. We have not applied to register this spin off in any state. None of our shares may be traded in any state until we comply with all of the state's securities laws, and there is no assurance that any shares of our Class A common stock will be eligible for sale or resale in any jurisdiction. In addition, we do not intend to list our Class A common stock on any national securities exchange or automated quotation system. Thus, we are unable to predict whether a trading market will ever develop for the Class A common stock, and the ability to buy or sell shares of Class A common stock may accordingly be very limited.

         There are no remaining conditions to the spin off. No holder of securities of Lynch Interactive Corporation has any appraisal rights in connection with the spin off.

         Lynch Interactive Corporation will account for the spin-off as a dividend out of its retained earnings. As the accounting basis of Lynch Interactive Corporation's investment in the Class A common stock is $0.00, the dividend will not result in a reduction in retained earnings.

         It is expected that we will expend a total of approximately $______, which will be payable out of the $250,000 paid by Lynch Interactive Corporation, for legal fees, printing, organization costs and other costs involved in the distribution of our Class A common stock to its stockholders.

REGULATIONS AFFECTING THE PRICE AND MARKETABILITY OF OUR CLASS A COMMON STOCK

         Because of the low price of our common stock and the fact that it is not listed on the Nasdaq Stock Market or any securities exchange, our Class A common stock may be subjected to a number of regulations that can affect its price and your ability to sell it. For example, Rule 15g-9 under the Securities Exchange Act of 1934, as amended, would apply to our common stock. This rule imposes sales practice requirements on broker-dealers that sell low priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

         In addition, because the penny stock rules are expected to apply to our Class A common stock, our stockholders may find it more difficult to sell their securities. The rules of the Securities and Exchange Commission define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information, including the current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may reduce the level of trading activity in any secondary market for our Class A common stock and may adversely affect the ability of broker-dealers to sell our securities.

                                    BUSINESS

THE COMPANY

         We were  incorporated  in  July  2000,  as the  successor  to  Fortunet
Communications, L.P., itself the successor to five partnerships that were awarded 31 personal communications service licenses in the 1996 C-Block auction. Fortunet Communications, L.P., however, experienced substantial problems in servicing this debt, forcing it to return 28 of its licenses, and 15 megahertz of its three 30 megahertz licenses, and because the proposed relief offered by the Federal Communications Commission required the surrender of 30% of its down payment, Fortunet Communications, L.P. established a reserve of $6.6 million to reflect the impairment in the value of its licenses. In the quarter ended March 31, 1999, Fortunet Communications, L.P. recorded a further reserve of $18.5 million to write down its investment in the licenses.

         Our licenses are not operational and we do not provide personal communications services. However, the Federal Communications Commission rules require that we provide service to at least one-quarter of the population or make a showing of substantial service in each license area by September 17, 2001, or risk losing that license and the imposition of fines and/or sanctions.

         The following table identifies our predecessor entities and illustrates how our licenses have been held:


           1995                        1997                        2001
           ----                        ----                        ----

---------------------------
        AER FORCE
    COMMUNICATIONS, LP
---------------------------


---------------------------
    FORTUNET WIRELESS
   COMMUNICATIONS, L.P.
---------------------------


---------------------------   --------------------------  ----------------------
                                                              SUNSHINE PCS
       HIGH COUNTRY                    FORTUNET               CORPORATION
   COMMUNICATIONS, L.P.          COMMUNICATIONS, L.P.        (newly formed
                                (a limited partnership)       corporation)
---------------------------   --------------------------  ----------------------


---------------------------
   NEW ENGLAND WIRELESS
   COMMUNICATIONS, L.P.
---------------------------


---------------------------
    SOUTHEAST WIRELESS
   COMMUNICATIONS, L.P.
---------------------------

         We believe that it would take about six months and cost approximately $7.0-$14.0 million to satisfy our build-out requirements. Presently we do not have the funds necessary to satisfy these requirements and obtaining them from third parties may be difficult, because of our lack of operating history and the substantial indebtedness that we have incurred to acquire our licenses. We would consider selling our licenses to a company that currently provides service to the areas covered by our licenses or entering into a joint venture with a company that provides service to a nearby area and then developing our licenses together. Finally, if we believe that we would be unable to satisfy the build out requirements, we could ask the Federal Communications Commission for a waiver or extension of this requirement. We are uncertain of our ability, however, to achieve any of these alternatives, because we have yet to adopt a business plan or pursue in earnest any of these courses.

         Since November 2000, we have been restricted from exploring the possibility of a sale or joint venture of our licenses due to Federal Communications Commission anti-collusion rules. Under these rules, participants (including related parties of ours) in the ongoing Federal Communications Commission personal communications service reauction may be prohibited from negotiating, until shortly after the reauction ends, with other participants (including related parties of ours) in the reauction for the acquisition of additional personal communications service licenses. We are considered a related party to a participant in the reauction. As a result of this affiliation, we have been restricted from exploring the idea of selling our licenses or entering into a joint venture with other auction participants (including related parties of ours), who are the entities most likely to be interested in our licenses. This reauction is expected to end shortly.


GROWING DEMAND FOR WIRELESS SERVICES


         Demand for wireless communications has grown rapidly over the past decade. According to the Cellular Telecommunications Industry Association's Semi-Annual Wireless Industry Survey, which was published in 2000, and is available at its website, www.wow-com.com, the number of wireless telephone subscribers in the U.S. grew from 69 million in December 1998 to 86 million in December 1999. The United States Census Bureau estimates the U.S. population to be 283,473,093 (www.census.gov), as a result of which there is an overall wireless penetration rate of 30% in the United States. We believe that this growth will continue as service costs decline, more services are offered, and awareness of the productivity increases.

LIMITATIONS OF CELLULAR TELEPHONE INDUSTRY AND THE PERSONAL COMMUNICATIONS SERVICES SOLUTION

         As the demand for wireless communications services increases, we believe that personal communications service will gain an increasing market share over cellular competitors. Despite its widespread availability and growth to date, analog cellular services have several limitations, including inconsistent service quality, lack of privacy, limited capacity, and currently, the inability to transfer data without a modem. In contrast, personal communications service networks use digital technology, which offers greater call privacy, single number service, more robust data transmission features, and the ability to include enhanced capabilities such as advanced calling features, data transmissions to and from portable computers, and short messaging and facsimile services without the need for a modem.

         Cellular providers, however, do have some advantages over personal communications service networks. For instance, cellular competitors have had many years of lead time in offering wireless communications services, cellular competitors have 25 megahertz of spectrum compared to our 15 megahertz, enabling them to offer more services than us, and personal communications service networks may require the use of more towers than cellular providers to deliver its services, resulting in higher developmental costs for our networks.


COMPETITION


         The wireless communications market in the United States is expected to become even more competitive. Cellular operators and other wireless services providers are already exploiting existing wireless technology and have established and continue to augment wireless telecommunications networks that will directly compete with many of the services that would be offered by us. Additionally, other personal communications service operators are expected to compete in our markets. If we build out our networks, our success will depend largely upon our ability to satisfy the mass consumer and business markets, which we believe have not been adequately served by existing cellular service operators. If we develop our licenses, we would have to compete with cellular and other personal communications service operators on the basis of affordable pricing, predictable monthly bills, and voice transmission quality. Even though we expect demand for personal communications service to increase, in the near future we expect to face significant competition from a number of wireless providers including incumbent cellular companies, other personal communications service providers, and both new and undeveloped technologies.

         CELLULAR OPERATORS. If we develop our licenses, we would have to compete with established cellular telephone service operators in the markets we intend to enter. Principal cellular providers in our markets are Price Comm., US Cellular, AT&T, and Alltel. In addition, the introduction of digital transmission technologies to supplant traditional analog cellular systems is increasing the capacity and quality of existing cellular telephone systems. Cellular licensees have also acquired personal communications service spectrum in the D and E-Blocks, providing them with greater capacity and the ability to offer more advanced services in their markets. However, we believe that upgrading from analog to digital is expensive, and that it will likely be several years before cellular networks are fully converted to digital technology. Thus, we believe that by providing low-priced services and new wireless features on our digital networks, we would be competitive with cellular operators.

         OTHER  PERSONAL  COMMUNICATIONS  SERVICE  OPERATORS.  If we develop our licenses, we would compete with A, B, C, D, E, and F-Block personal communications service licensees, many of whom are cellular-affiliated companies that can utilize personal communications service spectrum in new markets to expand their national or regional coverage. Principal licensees in our markets are Powertel Ltd., Ariel Co., PCS PrimCo, ABC W., BellSouth, Sprint PCS, Mercury and Nextwave. These competitors have all had substantial lead-time to develop their networks, and some of these parties, particularly the A, B, D and E-Block licensees, have significantly greater financial, technical, marketing and other resources than we. Although the D, E and F-Block licenses are only for 10 megahertz each, entities can, subject to the Federal Communication Commission's spectrum cap rules limiting entities to 45 megahertz of cellular, broadband personal communications service spectrum (55 megahertz in certain rural markets) in a given market, acquire 10 megahertz licenses and consolidate them so as to design 20 or 30 megahertz systems which have more capacity than ours.

         OTHER COMPETITION. As a result of advances in digital technology, some service providers have begun to design and deploy digital mobile networks that may be competitive with us. While, it is presently unclear whether the quality and capacity of these networks will be able to compete effectively with cellular and personal communications service networks, Nextel has begun successfully offering a competitive wireless service based on this technology.

         In addition, the Federal Communications Commission's general policy in recent years has been to promote competition. For example, among other actions, the Federal Communications Commission has

         o authorized the use of new bands of spectrum for the provision of fixed and mobile communications services;

        o        created  rules  and  assigned   licenses  to  permit  wireless
                  communications service providers to provide a broad range of fixed, mobile, radio location and satellite broadcasting services;
         o created rules and assigned licenses to permit local multipoint distribution service providers to provide fixed and mobile broadband services; and
         o authorized "wireless cable" providers to use their spectrum to provide two-way broadband wireless services.


The Federal Communications Commission is expected to continue making new spectrum available, and to allow for existing spectrum to be developed, in a fashion that will continue to expand competition in the wireless marketplace.

DESCRIPTION OF PROPERTY

         Our only significant assets are our three personal communications service licenses.

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceedings.


                      LEGISLATION AND GOVERNMENT REGULATION


         As a recipient of licenses acquired through the C-Block Auction, our ownership structure and operations are and will be subject to substantial Federal Communications Commission regulation.


OVERVIEW


         FEDERAL COMMUNICATIONS COMMISSION AUTHORITY. The Communications Act of 1934, as amended, grants the Federal Communications Commission the authority to regulate the licensing and operation of all non-federal government radio-based services in the United States. The scope of the Federal Communications Commission's authority includes:


         o        allocating  radio  frequencies,   or  spectrum,  for  specific
                  services,


         o establishing qualifications for applicants seeking authority to operate such services, including personal communications service applicants,

         o approving initial licenses, modifications thereto, license renewals, and the transfer or assignment of such licenses,


         o creating and enforcing rules and policies that govern the operation of spectrum licenses,
         o the technical operation of wireless services, interconnection responsibilities between and among personal communications service, other wireless services such as cellular, and landline carriers, and


         o imposing fines and forfeitures for any violations of those rules and regulations.

Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the Federal
Communications Commission regularly conducts rulemaking and adjudicatory proceedings to determine and enforce rules and policies potentially affecting broadband personal communications service operations. These proceedings may affect us as a personal communications service licensee.

         BUILD OUT REQUIREMENTS. Each of our licenses is subject to a Federal Communications Commission requirement that we construct personal communications service networks that provide adequate service to at least one-quarter of the population in the related personal communications service market, or make a showing of substantial service in a licensed area, within five years of the license grant date. As our licenses were granted to us on September 17, 1996, we must satisfy this build out requirement by September 17, 2001, unless we can obtain a waiver or extension from the Federal Communications Commission. We are unable to predict whether this required coverage will be achieved in accordance with Federal Communications Commission requirements, and the prospect of our being able to obtain a waiver or extension is highly uncertain. Any failure to comply could cause the revocation of our licenses and/or the imposition of fines or other sanctions.

         COMMERCIAL MOBILE RADIO SERVICE SPECTRUM OWNERSHIP LIMIT. Under the Federal Communications Commission's current rules affecting commercial mobile radio services, including personal communications service and cellular licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 megahertz of personal communications service spectrum, cellular and certain specialized mobile radio services where there is significant overlap, except in rural areas. In rural areas, up to 55 megahertz of spectrum may be held. Passive investors may hold up to a 40% interest. Significant overlap will occur when at least 10% of the population of the personal communications service licenses service area is within the cellular and/or specialized mobile radio service areas(s). Our ability to raise capital from entities with attributable broadband commercial mobile radio service interests in certain geographic areas is likely to be limited by this restriction.

         OTHER FEDERAL COMMUNICATIONS COMMISSION REQUIREMENTS. The Federal Communications Commission has adopted rules that prohibit broadband personal communications service providers from unreasonably restricting the resale of their services. This prohibition will expire on November 4, 2002. Additionally, the Federal Communications Commission requires personal communications service carriers to provide manual roaming service to subscribers of other carriers, through which traveling subscribers of other carriers may make calls after establishing a method of payment with the host carrier.

         OTHER FEDERAL REGULATIONS. Wireless networks are subject to certain Federal Aviation Administration and Federal Communications Commission guidelines regarding the location, lighting, and construction of transmitter towers and antennas. In addition, the Federal Communications Commission has authority to enforce certain provisions of the National Environmental Policy Act as they would apply to our facilities. If we develop our licenses, we intend to use common carrier point-to-point microwave and traditional landline facilities to connect base station sites and to link them to their respective main switching offices. Although the Federal Communications Commission has proposed to auction certain such licenses, these microwave facilities have historically been separately licensed by the Federal Communications Commission on a first-come, first-served basis, and are subject to specific service rules.

         Wireless providers also must satisfy a variety of Federal Communications Commission requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent wireless users, permittees, and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base station transmitting facilities, and the type of signals they emit, must fall within specified parameters.

         STATE AND LOCAL REGULATION. State regulations currently cover such matters as the terms and conditions of interconnection between local exchange carriers and wireless carriers under Federal Communications Commission oversight, customer billing information and practices, billing disputes, other consumer protection matters, certain facilities construction issues, transfers of control, and the bundling of services and equipment and requirements relating to making capacity available to third party carriers on a wholesale basis. In these areas, particularly the terms and conditions of interconnection between local exchange carriers and wireless providers, the Federal Communications Commission and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues.

         The Federal Communications Commission and a number of state regulatory authorities have initiated proceedings, or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between local exchange carriers and wireless providers, the implementation of "number portability" rules to permit telephone customers to retain their telephone numbers when they change telephone service providers, and alterations in the structure of universal service funding, among other matters.

         Proceedings with respect to the foregoing policy issues before the Federal Communications Commission and state regulatory authorities could have a significant impact on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers.

GENERAL PERSONAL COMMUNICATIONS SERVICE REGULATIONS

         In June 1994, the Federal Communications Commission allocated spectrum for broadband personal communications service services from 1850 to 1900 megahertz bands. Of the 140 megahertz available for personal communications service services, the Federal Communications Commission created six separate blocks of spectrum identified as the A, B, C, D, E and F-Blocks. The A, B and C-Blocks were each allocated 30 megahertz of spectrum, the D, E and F-Blocks were allocated 10 megahertz each. For each block, the Federal Communications Commission adopted a 10-year personal communications service license term with an opportunity to renew after its expiration. 20 megahertz of spectrum within the personal communications service band was reserved for unlicensed use.

         The Federal Communications Commission adopted a "rebuttable presumption" that all personal communications service licensees are common carriers, subject to Title II of the Communications Act of 1934. Accordingly, each personal communications service licensee deemed to be a common carrier must provide services upon reasonable request, and the rates, terms and conditions of such service must not be unreasonably discriminatory.

         STRUCTURE OF PERSONAL  COMMUNICATIONS  SERVICE BLOCK  ALLOCATIONS.  The
Federal Communications Commission defines the geographic contours of the licenses within each personal communications service block based on the major trading areas and basic trading areas developed by Rand McNally & Co. The Federal Communications Commission awarded A and B-Block licenses in 51 major trading areas. The C, D, E and F-Block spectrum were allocated on the basis of 493 smaller basic trading areas. In addition, there are spectrum aggregation caps on personal communications service licensees limiting them to 45 megahertz (55 megahertz in rural areas) of broadband commercial mobile radio service spectrum in any given market.

         All but three of the 102 total A-Block licenses and all B-Block licenses were auctioned in 1995. The three remaining A-Block licenses were awarded separately pursuant to the Federal Communications Commission's "Pioneer's Preference" program. The C and F-Block spectrums are reserved for Entrepreneurs. See "C-Block License Requirements." The Federal Communications Commission completed its auction for C-Block licensees in May, 1996 and reallocated 18 C-Block licenses on which initial auction winners defaulted in a re-auction that ended in July 1996. The Federal Communications Commission completed its auction for the D, E, and F-Block licenses in January 1997. Another reauction of personal communications service licenses is currently ongoing.

         In December 1996, the Federal Communications Commission adopted rules permitting broadband personal communications service carriers to partition any service areas within their license areas and/or disaggregate any amount of spectrum within their spectrum blocks to entities that meet the eligibility requirements for the spectrum blocks. The purpose of the Federal Communications Commission's rule change was to permit existing personal communications service licensees and new personal communications service entrants to have greater flexibility to determine how much spectrum and geographic area they need or desire. Thus, A, B, D, and E-Block licensees may sell or lease partitioned or disaggregated portions of their licenses at any time to entities that meet the minimum eligibility requirements of the Communications Act of 1934. C-Block licensees, such as us, may only sell or lease partitioned or disaggregated portions of our licenses to other qualified Entrepreneurs during the first five years of our license terms, or pursuant to recent changes in Federal Communications Commission rules, to a non- Entrepreneur if the license's five year construction deadline has been met. Thereafter, if we sell, partition or disaggregate to non-Entrepreneurs, we may need to repay to the Federal Communications Commission a proportional share of any bidding credits that we received.

TELECOMMUNICATIONS ACT OF 1996


         On February 8, 1996, the Telecommunications Act of 1996 was enacted, which effectively overhauled the Communications Act of 1934, to increase competition. In particular, the Telecommunications Act of 1996 attempts to eliminate state and local barriers to competition and preempts all inconsistent state and local laws. The Telecommunications Act of 1996 also requires incumbent wireline local exchange carriers to open their networks to competition through interconnection and access to unbundled network elements.

         The provisions of the Telecommunications Act of 1996, and the implementation by the Federal Communications Commission and state public service commissions of these provisions, significantly affects telecommunications providers, including providers of wireless telecommunications services. For example, wireless providers are subject to certain interconnection obligations, as well as universal service payment obligations imposed by the Telecommunications Act of 1996, and these obligations continue to be subject to complicated regulatory and judicial proceedings. The Telecommunications Act of 1996 and its implementation and interpretation also affect the competitive environment in the wireline and wireless telecommunications industry. All of these obligations, implementation proceedings and competitive effects resulting from the enactment of the Telecommunications Act of 1996 could affect our business and results of operations if we choose to build out our licenses.


RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES


         The Federal Communications Commission has adopted a transition plan to relocate fixed microwave operators that currently are operating in the personal communications service spectrum, and a cost sharing plan so that if the relocation of an incumbent benefits more than one personal communications service licensee, the benefitting personal communications service licensees will help defray the costs of relocation. Personal communications service licensees will only be required to relocate fixed microwave incumbents if they cannot share the same spectrum, and they will be responsible for their costs to relocate to alternate spectrum locations.

         Relocation generally involves a personal communications service operator compensating an incumbent for costs associated with system modifications and new equipment required to move to an alternate, readily available spectrum. This transition plan allows most microwave users to operate in the personal communications service spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire, or emergency medical service operations, the voluntary negotiation period is three years. The Federal Communications Commission currently is considering whether to shorten the voluntary negotiation period by one year. Parties unable to reach an agreement within these time periods may refer the matter to the Federal Communications Commission for resolution, but the existing microwave user is permitted to continue its operations until final Federal Communications Commission resolution of the matter.

         The Federal Communications Commission's cost-sharing plan allows personal communications service licensees that relocate fixed microwave links outside of their license areas to receive reimbursements from later-entrant personal communications service licensees that benefit from the clearing of their spectrum.


C-BLOCK LICENSE REQUIREMENTS


         When the Federal Communications Commission allocated spectrum to personal communications service providers, it designated the C-Block as an "Entrepreneurs' Block." Federal Communications Commission rules require C-Block Entrepreneurs to meet qualifications such as:

         o various structural requirements concerning equity in investments, including the Entrepreneurs' Requirements, Small Business Requirements and Control Group Requirements, all of which apply specifically to Entrepreneurs, and the Foreign Ownership Limitations, which apply to most communications entities governed by the Federal Communications Commission;


         o transfer restrictions limiting, among other things, the sale of C-Block licenses; and

         o other ongoing requirements that mandate network build out schedules and limit cross-ownership of cellular and other wireless investments.


In order to ensure continued compliance with the Federal Communications Commission rules, the Federal Communications Commission has announced its intention to conduct random audits during the initial 10-year personal communications service license terms. There can be no assurance that we are or will continue to satisfy any of the Federal Communications Commission's qualifications or requirements, and the failure to do so would have a material adverse effect.


STRUCTURAL REQUIREMENTS


         ENTREPRENEURS' REQUIREMENTS. In order to hold an Entrepreneur's C-Block license, an entity must meet the Entrepreneurs' Revenues Limit by having less than $125 million in gross revenues and meet the Entrepreneurs' Asset Limit by having less than $500 million in total assets, excluding the value of C-Block licenses. To qualify for the C-Block auction, an entity had to have met the Entrepreneurs' Revenues Limit for each of the two years prior to the auction and the Entrepreneurs' Asset Limit at the time it filed its Short Form. For at least five years after winning a C-Block license, a licensee must continue to meet the Entrepreneurs' Requirements, which are modified during this period to exclude certain assets and revenues from being counted toward the Entrepreneurs' Asset Limit and the Entrepreneurs' Revenues Limit. Additional amounts are excluded if the licensee maintains an organizational structure that satisfies the Control Group Requirements described below. In calculating a licensee's gross revenues for purposes of the Entrepreneurs' Requirements, the Federal Communications Commission includes the gross revenues of the licensee's affiliates, those persons or entities that hold an interest in the licensee, and the affiliates of such persons or entities.

         By claiming status as an Entrepreneur, we qualified to enter the C-Block auction. If the Federal Communications Commission were to determine that we did not satisfy the Entrepreneurs' Requirements at the time we participated in the C-Block auction, or that we fail to meet the ongoing Entrepreneurs' Requirements, the Federal Communications Commission could revoke our licenses, fine us, or take other enforcement actions including imposing unjust enrichment penalties. There can be no assurance that we are or will continue to meet these requirements or that if we fail to continue to meet such requirement, the Federal Communications Commission will not take action against us such as revoking our personal communications service licenses.

         SMALL BUSINESS REQUIREMENTS. An entity that meets the Entrepreneurs' Requirements may also qualify for a 25% bidding credit if it meets the Small Business Requirements. To meet the Small Business Requirements, a licensee must have had annual average gross revenues of not more than $40 million for the three calendar years preceding the date it filed its Short Form. In calculating a licensee's gross revenues for purposes of the Small Business Requirements, the Federal Communications Commission includes the gross revenues of the licensee's affiliates, those persons or entities that hold an interest in the licensee, and the affiliates of such person or entities.

         By claiming status as a Small Business, we qualified for the bidding credit. If the Federal Communications Commission were to determine that we do not qualify as a Small Business, we would, at a minimum, be forced to repay the portion of the bidding credit to which we were not entitled. Further, the Federal Communications Commission could revoke our personal communications service licenses, fine us, or take other enforcement actions including imposing unjust enrichment penalties. There can be no assurance that we are or will remain in compliance with those requirements, or that if we fail to continue to meet such requirements, the Federal Communications Commission will not take action against us such as revoking our licenses.

         CONTROL GROUP REQUIREMENTS. If a C-Block licensee meets the Control Group Requirements, the Federal Communications Commission excludes certain assets and revenues from its total revenue and assets, making it easier for the licensee to meet the Entrepreneurs' Requirements and the Small Business Requirements. The Control Group Requirements mandate that the Control Group, among other things, have both actual and legal control of the licensee. Until August 2000, the Federal Communications Commission required licensees to qualify under the Control Group Requirements pursuant to the Qualifying Investor Option if its Control Group is comprised of the following:

         o Qualifying investors that own at least 15% of the equity interest on a fully diluted basis and 50.1% of the voting power in the C-Block licensee, and

         o Additional Control Group Members that hold at least 10% of the equity interest in the C-Block licensee. Additional Control Group Members must be either the same Qualifying Investors in the Control Group, members of the licensee's management or non-controlling institutional investors, including venture capital firms.


To take advantage of the Federal Communications Commission's Qualifying Investor Option, a C-Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the Federal Communications Commission rules eliminate the requirement that the Additional Control Group Members hold any of the licensee's equity interest and allow the licensee to reduce the minimum required equity interest held by the Control Group's Qualifying Investors from 15% to 10%.

         In August 2000, the Federal Communications Commission amended its Control Group requirements to eliminate specific equity requirements, provided the entity's controlling interest holders exercise both legal and actual control of the licensee; however, the amount or the percentage of equity investment may still be used as an indicium of control.

         In order to meet the Control Group Requirements, our certificate of incorporation provides that our Class B common stock, as a class, must constitute 50.1% of our voting power. See "Description of Capital Stock." There can be no assurance that we are or will remain in compliance with the Control Group Requirements or, if we fail to continue to meet such requirements, that the Federal Communications Commission will not take action against us, which could include revocation of our licenses.

         ASSET AND REVENUE CALCULATION. In determining whether an entity qualifies as an Entrepreneur and/or as a Small Business, the Federal
Communications Commission counts the gross revenues and total assets of the entity's affiliates toward the entity's total gross revenues and total assets. Such affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures, and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable Federal Communications Commission passive investor ownership thresholds are not attributed to C-Block licensees for purposes of determining whether these licensees financially qualify for the applicable C-Block auction preferences. The Entrepreneurs' Requirements and the Small Business Requirements provide that, to qualify as a passive investor, an entity may not own more than 25% of our total equity on a fully diluted basis, unless the Control Group owns at least 50.1% of our total equity on a fully diluted basis. There can be no assurance that we will not exceed these passive investor limits or otherwise violate the Entrepreneur Requirements and/or the Small Business Requirements.

         In addition, if an entity makes bona fide loans to a C-Block licensee, the assets and revenues of the creditor would not be attributed to the licensee unless the creditor is deemed an affiliate of the licensee, or the loan is treated by the Federal Communications Commission as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest threshold for purposes of both the financial affiliation and foreign ownership rules. Although the Federal Communications Commission permits a creditor/investor to use standard terms to protect its investments in C-Block licensees such as covenants, rights of first refusal, and super-majority voting rights on specified issues, the Federal Communications Commission has stated that it will be guided, but not bound, by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The Federal Communications Commission's application of its financial affiliation rules is largely untested, and there can be no assurance that the Federal Communications Commission or the courts will not treat certain of our lenders or investors as financial affiliates.

         FOREIGN OWNERSHIP LIMITATIONS. The Communications Act of 1934 requires that non-U.S. citizens, their representatives, foreign governments, or corporations otherwise subject to domination and control by non-U.S. citizens may not own of record or vote more than 20% of the capital contribution to a personal communications service provider directly, or more than 25% of the capital contribution to the parent corporation if the Federal Communications Commission determines such holdings are not within the public interest. Congress recently eliminated restrictions on non-U.S. citizens serving as members on the board of directors and officers of a personal communications service provider or its parent. The Federal Communications Commission also has adopted rules that, subject to a public interest finding by the Federal Communications Commission, could allow additional indirect foreign ownership of commercial mobile radio service companies to the extent that the relevant foreign states extend reciprocal treatment to U.S. investors. If our foreign ownership were to exceed 25% in the future, the Federal Communications Commission could revoke our licenses or impose other penalties. Further, our certificate of incorporation enables us to redeem shares from holders of common stock whose acquisition of shares result in a violation of this limitation. The restrictions on foreign ownership could adversely affect our ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. The recent World Trade Organization agreement on basic telecommunications services could eliminate or loosen foreign ownership limitation but could also increase our competition. Under this agreement, the United States and other members of the World Trade Organization committed themselves to opening their telecommunications markets to foreign competition, effective as early as January 1, 1998.


TRANSFER RESTRICTIONS


         LICENSE   TRANSFER   RESTRICTIONS.   Until  the  five  year  build  out
requirements have been met, assignment and transfer of a C-Block license is prohibited to any entity that fails to satisfy the Entrepreneurs' Requirements. If such a transfer occurs to an entity that is an Entrepreneur but does not qualify for the same level of bidding credits as the assigning or transferring licensee, this sale would be subject to unjust enrichment penalties. After five years, all transfers and assignments of the license remain subject to unjust enrichment penalties, if applicable.

         UNJUST ENRICHMENT. Any transfer during the full ten year license term may require reimbursements to the government of any bidding credits we received. In addition, if we wish to make any changes in our ownership structure during the initial license term involving our actual and legal control, we must seek Federal Communications Commission approval and may be subject to the same costs and reimbursement conditions indicated above.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the name, business address, present principal occupation, employment history, positions, offices or employments for the past five years and ages as of October 1, 2000 for our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify.


Name                         Age             Position
----                         ---             --------
Karen E. Johnson             41      Class B director and President(1)
David S. Ahl                 53      Class B director(1)
Robert E. Dolan              48      Class A director(1) and Assistant Secretary

----------------------

(1) The Class B directors together have three votes and the Class A directors together have two votes. See "Description of Capital Stock - common stock - Voting Rights."

         KAREN E. JOHNSON. Ms. Johnson is an investment professional and analyst for Fleet Meehan Specialists, Inc. Since 1997, Ms. Johnson has served as President of Fortunet Communications, L.P., our predecessor. Also, since 1996, Ms. Johnson has been a Fundamental Equity Analyst for M.J. Meehan & Co. From 1986-1995 Ms. Johnson was a Research Analyst and later a Vice President for Smith Barney, Inc.

         DAVID S. AHL. Mr. Ahl is a marketer of start-up entities. Mr. Ahl first gained experience in this field as a promotional director for Young and Rubicam, Inc. from 1984-1992. Mr. Ahl co-founded and helped manage Advance Retail Marketing, a company that markets coupons for supermarkets, from 1992-1994. Mr. Ahl then served as a general manager of Direct Media, the world's largest mailing list brokerage and management company, from 1994-1998. After leaving Direct Media in 1998, Mr. Ahl served as an independent marketing consultant for GE Capital, AdKnowledge and CatalogCity.com. In 1999, Mr. Ahl became the head of Client Services for Message Media, an email publishing company.


         ROBERT  E.  DOLAN,   Chief  Financial   Officer  of  Lynch  Interactive
Corporation (September 1999 to present), Chief Financial Officer of Lynch Corporation (1993 to January 2000).


COMPENSATION OF DIRECTORS

         We do not compensate our directors at the present time, although we may do so in the future. We indemnify directors pursuant to Delaware law and may reimburse them for certain out-of-pocket costs in connection with serving as directors.

EMPLOYEES AND COMPENSATION


         We presently have no employees, although we may hire employees in the future. We do not pay employment compensation to any person, including our directors and executive officers. However, on January __, 2001, we granted each of our directors options to purchase our Class A common stock under the following terms:

         o        Karen E.  Johnson was  granted an option to  purchase  180,000
                  shares  at  $.75  per  share.   This  option  is   exercisable
                  commencing January _, 2004 and expires on January __, 2006.

         o        Robert E.  Dolan was  granted  an  option to  purchase  50,000
                  shares  at  $.75  per  share.   This  option  is   exercisable
                  commencing January __, 2004 and expires on January __, 2006.

         o David S. Ahl was granted an option to purchase 50,000 shares at $.75 per share. This option is exercisable commencing January __, 2004 and expires on January __, 2006.


INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities. Our certificate of incorporation provides our directors and officers shall be indemnified to the fullest extent permitted by the Delaware law.

         Delaware law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability:


         o for any breach of the director's duty of loyalty to the corporation or its stockholders,
         o        for  acts or  omissions  not in  good  faith  or that  involve intentional misconduct or a knowing violation of law,
         o        in respect  of certain  unlawful  dividend  payments  or stock redemptions or repurchases and
         o for any transaction which the director derives an improper personal benefit.

Our certificate of incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. The effect of this provision is to eliminate our rights and our stockholders' rights, through stockholders' derivative suits, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, except in the situations described above. This provision does not limit or eliminate our rights or our stockholders' rights to seek non-monetary relief such as an injunction or recission in the event of a breach of a director's duty of care. Our certificate of incorporation also provides that we shall, to the full extent permitted by Delaware law, as amended from time to time, indemnify and advance expenses to each of our currently acting and former directors, officers, employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for our directors, officers, and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that this sort of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.


         We have no directors and officers liability insurance at this time.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted.

                              CERTAIN TRANSACTIONS

         Fortunet Communications, L.P., a limited partnership, was formed in 1997. In 1997, Fortunet Communications, L.P. succeeded to all of the assets and liabilities of the five partnerships that had won 31 personal communications service licenses in the Federal Communications Commission's C-Block auction. After the succession, the 50.1% general partner of Fortunet Communications, L.P. was Fortunet Wireless Communications Corporation, of which 60% of the stock was owned by Victoria G. Kane. Lynch PCS Corporation, an indirect subsidiary of Lynch Interactive Corporation, was a 49.9% limited partner of Fortunet Communications, L.P. These original partners invested $600,000 in the equity of the partnerships and Lynch Interactive Corporation invested a combined $597,604 as equity in the partnerships. Lynch Interactive Corporation also loaned the five partnerships a combined $24.9 million, primarily for down payments and to service installment interest payments on personal communications service licenses won in the C-Block auction. Fortunet Communications, L.P. received back $3.9 million from the Federal Communications Commission in 1999 in connection with the surrender of 28 of its licenses, which was then used to pay down a portion of the Lynch Interactive Corporation loan. At September 30, 2000, our indebtedness was composed of net cash loans of $21,007,134, accrued interest of $18,619,873, and accrued commitment fees of $40,358,333. Interest has accrued on the cash loaned, compounded annually, at a rate of 15% per annum. Commitment fees were based on the total funds committed by a subsidiary of Lynch Interactive Corporation, $42 million, at 20% per annum. No interest or commitment fees has been paid to date.

         On May 4, 2000, Ms. Kane purchased the remaining 40% of Fortunet Wireless Communications Corporation not owned by her for $600,000, and gave the selling stockholders the right to repurchase that stock through May 4, 2008 for 120% of her purchase price. One of these selling stockholders was our President, Karen E. Johnson. Under this arrangement, Ms. Johnson has the right to repurchase up to 4.167% of our outstanding Class B common stock from Ms. Kane, through May 4, 2008, for 120% of the value Ms. Kane previously paid for Ms. Johnson's stock on May 4, 2000.

         We were incorporated on July 13, 2000, and prior to the effective date of the spin off, we will succeed to the rights and obligations of Fortunet Communications, L.P. At that time, Fortunet Wireless Communications Corporation will receive 2,833,076 shares of our Class B common stock and Lynch Interactive Corporation will receive 2,821,766 shares of our Class A common stock, which it will then transfer to its stockholders in the spin off.

         As a part of this reorganization, Lynch Interactive Corporation will contribute the $63.9 million in indebtedness of Fortunet Communications, L.P. as a capital contribution. The remaining indebtedness of Fortunet Communications, L.P. to Lynch Interactive Corporation will be converted upon the transfer of the interests in Fortunet Communications, L.P. to us into $16.1 million principal amount of transferable subordinated notes. In addition, Lynch Interactive Corporation will make a cash payment of $250,000 in exchange for our preferred stock with a liquidation preference of $10.0 million, warrants to purchase 4,300,000 shares of our Class A common stock at $.75 per share, and our agreement to issue additional securities as follows if a holder of a convertible promissory note issued by Lynch Interactive Corporation converts all or a portion of that note prior to December 10, 2004:

         o to that note holder, one share of our Class A common stock for each share of Lynch Interactive Corporation stock to be received by it, up to a maximum of 235,294 shares;

         o to the holders of our Class B common stock, 1.0040 shares of additional Class B common stock for each share of Class A common stock issued to the note holder; and

         o to Lynch Interactive Corporation, warrants to purchase 1.9125 shares of our Class A common stock for each share of Class A common stock issued to the note holder.

         The obligation of Lynch Interactive Corporation to make additional loans to us, which was up to a total of $42.0 million, terminated at the time of the spin-off. Robert E. Dolan, our Assistant Secretary is the Chief Financial Oficer of Lynch Interactive Corporation.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock before and after the spin off by each person who is known by us to own beneficially more than five percent of our common stock, our directors, our executive officers, and all current executive officers and directors as a group. Collectively, the shares of Class A common stock represent not more than 49.9% of our voting interest, with each share of Class A common stock issued and outstanding having one vote per share, subject to downward adjustment if necessary to comply with the 49.9% maximum class vote. The holders of the Class A common stock, as a class, will be entitled to elect as many members of our board of directors as are set forth in our bylaws at the time, who collectively have two votes on each matter submitted to a vote of our board.

         Collectively, the shares of Class B common stock represent at least 50.1% of our voting interest, with each share of Class B common stock issued and outstanding having five votes per share on all matters other than the election of directors, subject to upward adjustment if necessary to comply with the 50.1% minimum class vote. With respect to the election of directors, the Class B common stock, voting together as a class, may elect up to three members of our board of directors who collectively have three votes on each matter submitted to a vote of the board.


                      Beneficial Ownership Before Spin Off
                      ------------------------------------



                                     Class A                          Class B                                Total
                               Beneficially Owned(1)           Beneficially Owned(1)                Beneficially Owned(1)
                         ------------------------------  -----------------------------------     --------------------------------

                              Shares          Percent          Shares           Percent              Shares          Percent
                              ------          -------          ------           -------              ------          -------
Fortunet Wireless               -                -            2,833,076          100%              2,833,076        50.1%(3)
Communications
Corporation(2)

Victoria G. Kane(2)             -                -            2,833,076          100%              2,833,076        50.1%(3)

Mario J. Gabelli            649,514(4)         23.0%              -                -               649,514(4)         11.5%

Robert E. Dolan                 -                -                -                -                   -                -

Karen E. Johnson                -                -          118,054.28(5)       4.176%           118,054.28 (5)     4.176%(5)

David S. Ahl                    -                -                -                -                   -                -



                                     Class A                          Class B                                Total
                               Beneficially Owned(1)           Beneficially Owned(1)                Beneficially Owned(1)
                         ------------------------------  -----------------------------------     --------------------------------

                              Shares          Percent          Shares           Percent              Shares          Percent
                              ------          -------          ------           -------              ------          -------
                                                                                                                        <C

Lynch Interactive
Corporation                 2,821,766          100%               -                -               2,821,766          49.9%

All Directors and               -                -                -                -                   -                -
Executive Officers
as a Group (3 in
total)



                                           Beneficial Ownership After Spin Off
                                           -----------------------------------



                                     Class A                          Class B                                Total
                               Beneficially Owned(1)           Beneficially Owned(1)                Beneficially Owned(1)
                         ------------------------------  -----------------------------------     --------------------------------

                              Shares          Percent          Shares           Percent              Shares          Percent
                              ------          -------          ------           -------              ------          -------
Fortunet Wireless               -                -            2,833,076          100%              2,833,076       50.1%(3)
Communications
Corporation(2)(8)

Victoria G. Kane(2)(8)          -                -            2,833,076          100%              2,833,076       50.1%(3)

Mario J. Gabelli(9)      4,949,514(6)(4)       69.5%              -                -            4,949,514(6)(4)      49.7%

Robert E. Dolan               470(7)             *                -                -                 470(7)            *

Karen E. Johnson                -                -          118,054.28(5)      4.176%(5)           118,054.28       2.1%(5)

David S. Ahl                    -                -                -                -                   -               -

Lynch Interactive
Corporation(9)             4,300,000(6)        60.4%              -                -              4,300,000(6)       43.2%

All Directors and              470               *                -                -                  470              *
Executive Officers
as a Group (3 in
total)

-------------------
*        Less than 1%

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the record date upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days after the record date) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Victoria G. Kane is the sole stockholder of Fortunet Wireless Communication Corporation, and therefore shares owned by Fortunet Wireless Communication Corporation are set forth in the table as beneficially owned by Victoria G. Kane. The address of Fortunet Wireless Communications Corporation and Victoria
G. Kane is 350 Stuyvesant Avenue, Rye, New York 10580. See "Certain Transactions" for the right of certain persons to acquire 40% of the shares of Fortunet Wireless Communications Corporation owned by Ms. Kane.

(3) As the Class B common stock is entitled to five votes for every one vote of the Class A common stock, except on the election of directors, at the time of the spin-off, the holders of Class B common stock would control 83.4% of our voting interest, or 66.3% of our voting interest, assuming exercise of all outstanding warrants.

(4) Represents 500,914 shares owned directly by Mr. Gabelli (including 6,924 shares held for the benefit of Mr. Gabelli in the Lynch Corporation 401(k) Savings Plan), 8,600 shares owned by a charitable foundation of which Mr. Gabelli is a trustee and 140,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 6% interest. Mr. Gabelli disclaims the ownership of the shares owned by the foundation, and by the partnership, except for his 6% interest therein. The address of Mr. Gabelli is 555 Theodore Fremd Avenue, Corporate Center at Rye, Rye, New York 10580.

(5) Represents the shares subject to Ms. Johnson's option to purchase up to 4.167% of Fortunet Communications, L.P. from Victoria G. Kane through May 4, 2008. See "Certain Transactions."

(6) Includes shares underlying warrants to purchase 4,300,000 shares of Class A common stock at $.75 per share owned by Lynch Interactive Corporation. Mario J. Gabelli is a "control person" of Lynch Interactive Corporation and therefore shares owned by Lynch Interactive Corporation are set forth in the table as beneficially owned by Mr. Gabelli.

(7) Includes 70 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

(8) This calculation does not give effect to the issuance of additional shares of common stock and warrants under an agreement between Lynch Interactive Corporation and us should a holder of a convertible promissory note issued by Lynch Interactive Corporation convert that note. If all such shares were issued and the warrants were all exercised, Fortunet Wireless Communications Corporation would beneficially own 3,069,311 shares of our Class B Common stock, representing 100% of our outstanding Class B common stock and 46.7% of our outstanding common stock.

(9) This calculation does not give effect to the issuance of additional shares of common stock and warrants under an agreement between Lynch Interactive Corporation and us should a holder of a convertible promissory note issued by Lynch Interactive Corporation convert that note. If all such shares were issued and the warrants were all exercised, Lynch Interactive Corporation would beneficially own 4,750,000 shares of our Class A Common stock, representing 60.8% of our outstanding Class A common stock and 43.7% of our outstanding common stock.



                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         We are authorized to issue 29,000,000 shares of common stock, $.0001 par value, and 30,000 shares of preferred stock, $1.00 par value.

COMMON STOCK

         Our authorized capital stock consists of 20,000,000 shares of Class A common stock and 9,000,000 shares of Class B common stock. There are 2,821,766 shares of Class A common stock outstanding and held by Lynch Interactive Corporation. Concurrently with the spin off, all 2,821,766 shares will be transferred to stockholders of Lynch

Interactive Corporation. There are 2,833,076 shares of Class B common stock outstanding and held by Fortunet Wireless Communications Corporation. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, subject to the prior rights of all classes of our stock having liquidation preferences, the holders of common stock are entitled to share ratably in all assets remaining after payment of all outstanding liabilities.


VOTING RIGHTS

         Collectively, the shares of Class A common stock represent not more than 49.9% of our voting interest, with each share of Class A common stock issued and outstanding having one vote per share, subject to downward adjustment if necessary to comply with the 49.9% maximum class vote, on all matters except the election of directors or as otherwise provided by law. The holders of the Class A common stock, as a class, are entitled to elect as many members to our board of directors as is set forth in our bylaws from time to time and these directors collectively have two votes on all matters acted on by the board.

         Collectively, the shares of Class B common stock represent at least 50.1% of our voting interest, with each share of Class B common stock issued and outstanding having five votes per share, subject to upward adjustment if necessary, to comply with the 50.1% minimum class vote, on all matters except the election of directors or as otherwise provided by law. As the Class B common stock is entitled to five votes for every one vote of the Class A common stock, except on the election of directors, at the time of the spin off, the holders of Class B common stock will control 83.4% of our voting interest, or 66.5%, if Lynch Interactive Corporation exercises its warrant to purchase 4,300,000 shares of our Class A common stock at $.75 per share. With respect to the election of directors, the Class B common stock, voting together as a class, may elect up to three members of our board of directors. These directors collectively have three votes on each matter acted on by the board.

         The voting rights of the Class A and Class B common stock are intended to result in our control by Fortunet Wireless Communications Corporation. This control of us by Fortunet Wireless Communications Corporation is required to meet all applicable Federal Communications Commission requirements discussed above in "Legislation and Government Regulation-Structural Requirements," including qualifying for the original C-Block auction in 1996 and receiving certain bidding credits. Should a person or entity other than Fortunet Wireless Communications Corporation gain control of us that does not meet these regulations, we would risk losing our licenses and the imposition of sanctions and/or fines, and we would be required to repay the bidding credits we originally received. While this structure is clearly advantageous to us, our control by the holder of the Class B common stock will likely deter potential acquirers.

REDEMPTION

         If a holder of Class A common stock acquires additional shares of Class A common stock, or otherwise is deemed to be the owner of shares that would cause us to violate the Entrepreneurs' Requirements or the Foreign Ownership Restrictions, we, at our option, may redeem that number of such shares necessary to eliminate the violation at a redemption price equal to 75% of the stock's fair market value, if the holder caused the violation, or 100% of the fair market value, where the violation was caused by no fault of the holder.

TRANSFER RESTRICTION

         The Class B common stock cannot be transferred, sold or otherwise disposed of to any third party, directly or indirectly, except

         o to family members, or by will or by operation of the laws of descent and devise, in which case the transferees will continue to be bound by these restrictions,

         o in transactions relating to numbers of shares that do not exceed 10% of the Class B common stock outstanding as of the spin off, or
         o in a transaction or series of transactions on terms and conditions that are substantially identical in the opinion of our counsel to the terms and conditions made available to all holders of the Class A common stock, including form, type and amount of consideration per share, the availability of such consideration, and the timing of payment.

To the extent it deems necessary, our counsel may rely on the opinion of a nationally recognized investment banking firm in evaluating the terms of any securities or other consideration being offered.

         These transfer restrictions were created essentially to prevent any holder of our Class B common stock from selling its controlling interest in us, without sharing the proceeds with the holders of our Class A common stock. This requirement of equitable treatment for the holders of our Class A common stock, however, could deter potential acquirers.


PREFERRED STOCK

         We have authorized 30,000 shares of preferred stock, par value $1.00 per share, of which 10,000 shares are issued and outstanding. The preferred stock

         o is entitled to dividends in kind at an annual rate of seven shares of additional preferred stock for each one hundred shares of preferred stock outstanding for the first five years and thereafter dividends in cash at the annual rate of 7%,

         o        has no voting rights except as provided by law,

         o must be redeemed at $1,000 per share, plus accrued and unpaid dividends, upon a change in control of our Class A or Class B common stock. It must also be redeemed in whole or in part on the sale of one or more personal communications service licenses for cash, or for non-cash consideration that is subsequently converted into or redeemed for cash in an amount proportional to a fraction, the numerator of which is the number of persons covered by the licenses sold and the denominator of which is the number of persons covered by all of our licenses. We will determine the number of persons covered by our licenses by referring to the 1998 or most recent estimates by the United States Census Bureau, and

o may be redeemed by us at $1,000 per share, plus accrued and unpaid dividends, if funds are lawfully available, and our board of directors consents.

         As a result of this provision, the holders of both our Class A and Class B common stock cannot either sell a controlling interest in our shares or our licenses without allowing the holders of our preferred stock to share in any revenue generated. This provision, however, could deter potential acquirers, because it would force them to not only pay for our common stock, but also to possibly redeem our outstanding preferred stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

         We are subject to Section 203 of the General Corporate Law of the State of Delaware, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

         o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder; or
         o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the numbers of shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
         o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines business combination to include:

         o any merger or consolidation involving the corporation and the interested stockholder;
         o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
         o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
         o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
         o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

         The  transfer  agent  and  registrar  for the  Class A common  stock is
_________________________.

WARRANTS

         There are outstanding warrants to purchase 4,300,000 shares of Class A common stock at $.75 per share, subject to adjustment. See "Certain Transactions." These warrants can be exercised through a cash purchase, or by surrendering preferred stock and/or subordinated notes. When exercising warrants through the surrender of subordinated notes, credit will only be given for the principal of the note, and not for any accrued interest. When surrendering preferred  stock to  exercise  warrants,  credit  will be given for the  stock's liquidation value, which is $1,000 per share. The purchase price and the securities to be received upon exercise is subject to adjustment in certain cases, including stock dividends, stock splits, stock combinations, reclassifications, recapitalizations, the issuance of certain rights or warrants for common stock, certain distributions, and capital reorganizations, mergers and consolidations and similar events. The warrants expire on _________, 200__.

         In addition, if at any time after the grant of the warrants, we issue common stock at a purchase price per share that is lower than the purchase price of the warrants or grant or issue securities convertible or exercisable into common stock which have an exercise or conversion price lower than the purchase price of the warrants, the purchase price of the warrants will be adjusted so that it is equal to the purchase price of the common stock which has been issued or the conversion or exercise price of the securities convertible or exercisable into common stock.


                         FEDERAL INCOME TAX CONSEQUENCES

         The distribution by Lynch Interactive Corporation to stockholders of one share of our Class A common stock for each share of Lynch Interactive Corporation stock will be characterized as a dividend, taxable as ordinary income, and if required under the tax laws, reported to the Internal Revenue Service and stockholders on Form 1099-DIV. Class A common stock will be valued at $.01 per share and a stockholder's tax basis in its share of Class A common stock will be $.01. By way of example, if an individual stockholder owns 100 shares of Lynch Interactive Corporation common stock, the stockholder will receive 100 shares of Class A common stock, will be taxed on $1 of dividend income and will have a tax basis in its shares of Class A common stock of $1. Special rules applicable to corporate stockholders are discussed below. Nevertheless, any tax liability a result of the spin off is expected to be insignificant.

         A corporate holder will generally be entitled to a 70% dividends-received deduction with respect to distributions that are treated as dividends on shares of Lynch Interactive Corporation common stock that the corporate holder has held for at least 46 days during the 90-day period that begins 45 days before the stock becomes ex-dividend. A taxpayer's holding period for this purpose is reduced by periods during which the taxpayer's risk of loss, with respect to the shares, is considered diminished by reason of the existence of certain options, contracts to sell, or other similar transactions. Also, the dividends-received deduction may be reduced or eliminated if a corporation has indebtedness "directly attributable to its investment" in portfolio stock.

         A corporate holder is required to reduce its basis, but not below zero, in stock by the non-taxed portion, generally the portion eligible for the dividends-received deduction described above, of an "extraordinary-dividend" as defined in Section 1059 of the Internal Revenue Code, if the holder has not held such stock subject to a risk of loss for more than two years before Lynch Interactive Corporation declared, announced, or agreed to, the amount or payment of such dividend, whichever is earliest. If any part of the non-taxed portion of an extraordinary dividend has not been applied to reduce the basis as a result of the limitation on reducing basis below zero, such part will be treated as gain from the sale or exchange of stock.

         In addition, for purposes of computing its alternative minimum tax liability, a corporate holder may, in general, be required to include in its alternative minimum taxable income a portion of any dividends-received deduction allowed in computing regular taxable income.

         The foregoing does not purport to be a complete analysis of all the potential tax effects of the distribution of our Class A common stock, and is limited to United States federal income tax matters. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, and Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect, by legislative, judicial or administrative action. In addition, the tax consequences to a particular holder, including life insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign corporations and nonresident alien individuals, may be affected by matters not discussed herein.

         BECAUSE THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED HEREIN DEPEND UPON EACH HOLDER'S PARTICULAR TAX STATUS, AND DEPEND FURTHER UPON FEDERAL TAX LAWS, REGULATIONS, RULINGS AND DECISIONS, WHICH ARE SUBJECT TO CHANGE THAT MAY BE RETROACTIVE IN EFFECT, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF ANY STATE, LOCAL FOREIGN AND OTHER TAX LAWS, AS WELL AS THE CONSEQUENCES OF ANY RECENT, PENDING OR PROPOSED CHANGES IN THE APPLICABLE LAWS.

                                     EXPERTS

         The financial statements of Fortunet Communications, L.P., a development stage enterprise and our predecessor, at December 31, 1999 and September 30, 2000, for the years ended December 31, 1998 and 1999, the nine month period ended September 30, 2000 and for the period from July 27, 1995 (inception) to September 30, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the shares of Class A common stock distributed in the spin off will be passed upon by the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933, as amended, covering the securities described herein. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For additional information, please see the registration statement and its exhibits.

         After the spin-off, we will file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. We intend to furnish our stockholders with annual reports containing consolidated financial statements, certified by an independent public accounting firm. The registration statement is, and these future filings with the Securities and Exchange Commission will be, available to the public at the public reference facilities at the Securities and Exchange Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically through the Securities and Exchange Commission's home page on the Internet at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information.

         Any person who has received a copy of this prospectus may receive a complimentary copy of all the documents referred to above which have been incorporated by reference (other than exhibits to such documents) by making a written or oral request to us at either the address or telephone number listed on page 1.

                              FINANCIAL STATEMENTS

                          FORTUNET COMMUNICATIONS, L.P.

                       (A DEVELOPMENT STAGE ENTERPRISE AND

                    PREDECESSOR TO SUNSHINE PCS CORPORATION)

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors                                            F-2
Balance Sheets                                                            F-3
Statements of Operations                                                  F-4
Statement of Changes in Partners' Equity/(Deficit)                        F-5
Statements of Cash Flows
                                                                          F-6
Notes to Financial Statements                                             F-7

Partners

Fortunet Communications, L.P.

We have audited the accompanying balance sheets of Fortunet Communications, L.P. (the "Partnership") a development stage enterprise and predecessor to Sunshine PCS Corporation, as of December 31, 1999 and September 30, 2000, and the related statements of operations, changes in partners' equity/(deficit), and cash flows for the years ended December 31, 1998 and 1999, the nine month period ended September 30, 2000 and for the period from July 27, 1995 (inception) to September 30, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortunet Communications, L.P. at December 31, 1999 and September 30, 2000, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999, the nine month period ended September 30, 2000 and the period from July 27, 1995 (inception) to September 30, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming Fortunet Communications, L.P. will continue as a going concern. As more fully described in Note 1, the Partnership has incurred losses since inception, has not yet adopted a business plan, determined how to finance its operations and may forfeit its licenses or be subject to the imposition of fines and sanctions if it does not meet certain build-out requirements. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           /s/ Ernst & Young LLP


Stamford, Connecticut
November 17, 2000

                          FORTUNET COMMUNICATIONS, L.P.
                       (A DEVELOPMENT STAGE ENTERPRISE AND
                    PREDECESSOR TO SUNSHINE PCS CORPORATION)
                                 BALANCE SHEETS

                                                                                                                     Pro Forma
                                                                                                                    (Unaudited)
                                                                                                                   September 30,
                                                                                 December 31,       September 30,      2000
                                                                                     1999               2000          (NOTE 5)
                                                                                     ----               ----          --------

ASSETS

Cash                                                                              $       --       $       --       $    150,000

PCS Licenses                                                                         2,686,012        2,686,012        2,686,012
                                                                                  ------------     ------------     ------------
Total Assets                                                                      $  2,686,012     $  2,686,012     $  2,836,012
                                                                                  ============     ============     ============

LIABILITIES AND PARTNERS'/STOCKHOLDERS'
EQUITY/(DEFICIT)

Long-term debt:

  Loan from Limited Partner                                                       $ 69,760,140     $ 79,985,340     $       --

  Subordinated Notes                                                                                                16,131,117

Preferred Stock, $1.00 par value

  Authorized shares - 30,000                                                                                           250,000

Partners'/stockholders' equity/(deficit)


Common Stock, $0.0001 par value
  Class A: Authorized shares - 20,000,000

  Class B: Authorized shares - 9,000,000

Additional paid-in capital                                                                                          64,552,826

Deficit accumulated during the development stage                                                                   (78,097,931)

General partner's deficit accumulated
  during the development stage                                                     (12,618,925)     (12,721,177)            --

Limited partner's deficit accumulated
  during the development stage                                                     (54,455,203)     (64,578,151)            --
                                                                                  ------------     ------------     ----------

Total partners'/stockholders' deficit

  Accumulated during the development                                               (67,074,128)     (77,299,328)   (13,545,105)
                                                                                  ------------     ------------    ------------
   Stage

Total liabilities and
  partners'/stockholders' equity/(deficit)                                        $  2,686,012     $  2,686,012   $  2,836,012
                                                                                  ============     ============   ============

SEE ACCOMPANYING NOTES

                          FORTUNET COMMUNICATIONS, L.P.
                       (A DEVELOPMENT STAGE ENTERPRISE AND
                    PREDECESSOR TO SUNSHINE PCS CORPORATION)
                            STATEMENTS OF OPERATIONS

                                                                                         NINE MONTHS                 JULY 27, 1995
                                                                                             ENDED                  (INCEPTION) TO
                                                      YEAR ENDED DECEMBER 31,             SEPTEMBER 30,              SEPTEMBER 30,
                                                       1998            1999           1999             2000               2000
                                                       -----           ----           ----             -----              ----
                                                                                  (Unaudited)
Interest expense (including
  commitment fees)                                $(18,679,726)    $(13,001,850)    $ (9,708,304)    $(10,225,200)    $(72,124,832)

Forgiveness of interest expense                     19,159,890             --                                  --       19,159,890
Impairment of PCS Licenses                                          (18,454,112)     (18,454,112)              --      (25,032,989)
                                                  ------------     ------------     ------------     ------------     -------------

Net profit (loss)                                 $    480,164     $(31,455,962)    $(28,162,416)    $(10,225,200)    $(77,997,931)
                                                  ============     ============     ============     ============     ============

Net profit (loss) allocated to general partner    $  6,472,834     $ (9,375,529)    $ (9,342,593)    $   (102,252)    $(13,071,177)
                                                  ============     ============     ============     ============     ============

Net loss allocated to limited partner             $ (5,992,670)    $(22,080,433)    $(18,819,823)    $(10,122,948)    $(64,926,754)
                                                  ============     ============     ============     ============     ============
Pro-forma basic and diluted earnings (loss)
per share                                         $        .08     $      (5.56)    $      (4.98)    $      (1.81)            --
                                                  ============     ============     ============     ============
Weighted average shares used in computation          5,654,582        5,654,582        5,654,582        5,654,582
                                                  ============     ============     ============     ============


SEE ACCOMPANYING NOTES.

                          FORTUNET COMMUNICATIONS, L.P.
                       (A DEVELOPMENT STAGE ENTERPRISE AND
                    PREDECESSOR TO SUNSHINE PCS CORPORATION)
               STATEMENT OF CHANGES IN PARTNERS' EQUITY/(DEFICIT)

    For the period from July 27, 1995 (inception) through September 30, 2000


                                                                 GENERAL PARTNER'S  LIMITED PARTNER'S   TOTAL PARTNER'S
                                                                 EQUITY/(DEFICIT)   EQUITY/(DEFICIT)    EQUITY/(DEFICIT)
                                                                 ----------------   ----------------    ---------------


Capital contributions                                             $    350,000     $    348,603     $    698,603
  Net loss                                                              (4,605)        (455,894)        (460,499)
                                                                  ------------     ------------     ------------
Balance at December 31, 1995                                           345,395         (107,291)         238,104
  Net loss                                                            (850,414)      (6,474,655)      (7,325,069)
                                                                  ------------     ------------     ------------
Balance at December 31, 1996                                          (505,019)      (6,581,946)      (7,086,965)
  Net loss                                                          (9,211,211)     (19,800,154)     (29,011,365)
                                                                  ------------     ------------     ------------
Balance at December 31, 1997                                        (9,716,230)     (26,382,100)     (36,098,330)
  Net profit (loss)                                                  6,472,834       (5,992,670)         480,164
                                                                  ------------     ------------     -------------
Balance at December 31, 1998                                        (3,243,396)     (32,374,770)     (35,618,166)
  Net Loss                                                          (9,375,529)     (22,080,433)     (31,455,962)
                                                                  ------------     ------------     ------------
Balance at December 31, 1999                                       (12,618,925)     (54,455,203)     (67,074,128)
  Net loss                                                            (102,252)     (10,122,948)     (10,225,200)
                                                                  ------------     ------------     ------------
Balance at September 30, 2000                                     ($12,721,177)    ($64,578,151)    ($77,299,328)
                                                                  ============     ============     ============


SEE ACCOMPANYING NOTES.

                          FORTUNET COMMUNICATIONS, L.P.
                       (A DEVELOPMENT STAGE ENTERPRISE AND
                    PREDECESSOR TO SUNSHINE PCS CORPORATION)
                            STATEMENTS OF CASH FLOWS

                                                                                                       JULY 27, 1995
                                                              YEAR ENDED         NINE MONTHS ENDED      (INCEPTION)
                                                             DECEMBER 31,         SEPTEMBER 30,      TO SEPTEMBER 30,
                                                      1998                 1999       2000                  2000
                                                     -----                -----       ----               --------

OPERATING ACTIVITIES

Net profit (loss)                                $    480,164     $(31,455,962)    $(10,225,200)    $(77,997,931)
Net change in accrued interest and Commitment       3,437,852       13,001,850       10,225,200       55,300,142
Fees
Impairment of PCS licenses                                          18,454,112                        25,032,989
                                                                  ------------     ------------     ------------
Net cash provided by operating activities           3,918,016             --               --          2,335,200
INVESTING ACTIVITIES
Deposits with the FCC                                    --               --               --         (4,200,000)
Purchase of PCS licenses                             (164,798)            --               --         (4,698,398)
Other                                                 (61,300)            (813)            --           (215,710)
                                                 ------------     ------------     ------------     ------------
Net cash used in investing activities                (226,098)            (813)            --         (9,114,108)


FINANCING ACTIVITIES

Net proceeds from (repayments of) Limited
  Partner loans                                    (3,691,918)             813             --          6,080,305
Capital contributions                                    --                                              698,603
                                                   ----------     ------------     ------------     ------------
Net cash (used in) provided by
financing activities                               (3,691,918)             813             --          6,778,908


Net change in cash                                       --               --               --               --
Cash at beginning of period                         ---------         --------     ------------     ------------

Cash at end of period                            $       --       $       --       $       --       $       --
                                                 ============     ============     ============     ============

SEE ACCOMPANYING NOTES.

                          FORTUNET COMMUNICATIONS, L.P.
                       (A DEVELOPMENT STAGE ENTERPRISE AND
                    PREDECESSOR TO SUNSHINE PCS CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS

                    December 31, 1999 and September 30, 2000

1.          ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Fortunet Communications, L.P. ("Fortunet") was formed on April 18, 1997 to hold personal communications services ("PCS") licenses that had been acquired in the Federal Communications Commission's ("FCC") C-Block auction. At that date, Fortunet succeeded to the assets and assumed the liabilities (the "Transfers") of five partnerships ("Partnerships") that were the high bidders for licenses in the auction. The Partnerships that transferred their assets and liabilities to Fortunet, were Aer Force Communications, L.P. ("Aer Force"), Fortunet Communications, L.P., High Country Communications, L.P., New England Wireless Communications, L.P. and Southeast Wireless Communications L.P., all of which were formed on July 27, 1995. The Partnerships received a proportional interest in Fortunet based upon the relative market values of the assets and liabilities transferred.

Sunshine PCS Corporation ("Sunshine") was incorporated on July 13, 2000, with capital of $1.00, and will succeed to the rights and obligations of Fortunet. (See Note 5)

PCS is a second-generation digital wireless service utilizing voice, video or data devices that allow people to communicate at anytime and virtually anywhere. The FCC auctioned off PCS licenses, a total of 120 MHz of spectrum, falling within six separate frequency blocks labeled A through F. Frequency Blocks C and F were designated by the FCC as "entrepreneurial blocks". Certain qualifying small businesses including the Partnerships were afforded bidding credits in the auctions as well as government financing of the licenses acquired. The Partnerships won 31 licenses in 1996 to provide personal communications services over 30 MHz of spectrum to a population of approximately 7.0 million (1990 Census Data).

Fortunet Wireless Communications Corporation ("Fortunet Wireless"), an entity controlled by Victoria Kane, a private investor, is the General Partner of Fortunet with a 50.1% equity interest. Subsequent to the transfers, Victoria F. Kane owned 60% of the stock of Fortunet Wireless. On May 4, 2000, Ms. Kane purchased the remaining 40% of Fortunet Wireless for $600,000, and gave the selling stockholders the right to repurchase the stock so acquired through May 4, 2008 for 120% of her purchase price. Lynch PCS Corporation A, a wholly-owned subsidiary of Lynch PCS Corporation, which in turn is a wholly-owned subsidiary of Lynch Interactive Corporation ("Lynch"), a publicly held company, is the Limited Partner of Fortunet with a 49.9% equity interest. Lynch PCS Corporation A has agreements to provide a total of $41.8 million of funding to Fortunet, of which a total of $21 million was funded through September 30, 2000.

BASIS OF PRESENTATION

The Transfers from the partnerships, with the exception of the transfer from Aer Force were accounted for as business combinations at fair value resulting in an increase in the carrying value of the PCS licenses of $9.9 million. The transfer of Aer Force was accounted for in a manner similar to a pooling of interests at historical cost as the only general partner of Aer Force also controlled the general partner of Fortunet after the transfer, and therefore, such entities were considered under common control. Accordingly, the accompanying financial statements include the results of Aer Force from inception, July 27, 1995, and the remaining four partnerships from the date of the transfer, April 18, 1997.

The financial statements are prepared in conformity with generally accepted accounting principles applicable to a development stage enterprise. The interim financial information for the nine month period ended September 30, 1999 is unaudited. In the opinion of management, such unaudited information reflects all adjustments necessary for a fair presentation of the results of operations for the nine months ended September 30, 1999.

Fortunet's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amounts and classifications of liabilities that may result from the possible inability of Fortunet to continue as a going concern.

Fortunet has not yet adopted a business plan or determined how to finance its operations. Therefore, Fortunet has not yet determined whether to develop its PCS licenses on its own, enter into joint venture with its licenses, or sell some or all of its licenses, all of which the Company believes are alternative strategies.

Under FCC regulations, Fortunet is required to construct a PCS network that provides adequate service to at least one-quarter of the population in the areas covered by the licenses by September 17, 2001, or make a showing of substantial service in the areas covered by the licenses by that date. Failure to do so could result in the forfeiture of the licenses or the imposition of fines and sanctions. Unless Fortunet sells the licenses or enters into a joint venture, it must raise significant funds to meet this requirement. Fortunet has incurred losses since inception and, as noted, will need to obtain capital for the initial build-out of facilities. There can be no assurance that Fortunet can raise sufficient capital to finance the construction of its networks. Accordingly, as a result of the items discussed above, there is substantial doubt about Fortunet's ability to continue as a going concern.

ADMINISTRATIVE SERVICES

Fortunet has no employees. The Limited Partner provided Fortunet and its predecessors, at their request, with certain services in connection with the Partnerships' bidding for PCS licenses in the FCC auctions in 1996. Aside from that matter, neither the General Partner nor the Limited Partner provided Fortunet with a substantial amount of services. Neither partner charged Fortunet, for the services provided, as such amounts are not significant.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CAPITALIZED COSTS/PCS LICENSES AMORTIZATION

Certain direct costs of acquiring the PCS licenses (such as legal, filing and other regulatory fees) have been capitalized and included in PCS licenses in the accompanying balance sheets, amounting to $0.1 million at December 31, 1999 and September 30, 2000. These costs, and the costs of the PCS licenses, will be amortized over the remaining life of the respective PCS licenses when, and if, Fortunet, commences operations.

INCOME TAXES

The results of operations of the Partnerships and Fortunet are included in the taxable income or loss of the individual partners and, accordingly, no tax provision has been recorded. (See Note 5)

2.           PCS LICENSES

In the C-Block auction, which ended in May 1996, the combined Partnerships acquired 31 licenses at net cost, after bidding credits, of $216 million. These licenses were awarded in September 1996. The FCC provided 90% of the financing of the cost of these licenses at an interest rate of 7% per annum with interest due quarterly for years one through six and principal amortization and interest due quarterly in years seven through ten.

Events during and subsequent to the auction, as well as other externally driven technological and market forces, made financing the development of these licenses through the capital markets much more difficult than originally anticipated. In 1997, Fortunet, as well, as many of the other license holders from this auction, petitioned the FCC for relief in order to afford these small businesses the opportunity to more realistically restructure and build-out their systems. The response from the FCC, which was announced on September 26, 1997, afforded license holders a choice of four options, one of which was the resumption of current debt payments, which had been suspended earlier in 1997. The ramifications of choosing the other three courses of action would result in Fortunet ultimately forfeiting 30%, 50%, or 100% of the down payments on these licenses. Accordingly, during 1997, subsequent to the Transfers, Fortunet provided for a 30% reserve on the down payments (10% of net cost) as this represented Fortunet's estimate, at the time, of the impairment of this investment given the then available alternatives. On March 24, 1998, the FCC modified the four options and provided a July 8, 1998 deadline for a decision.

On June 8, 1998, Fortunet elected to apply its eligible credits relating to its original down payment to the purchase of three licenses for 15 MHz of PCS spectrum in Tallahassee, Panama City and Ocala, Florida. Fortunet returned all the remaining licenses and forfeited 30% of its original down payment on these licenses in full satisfaction of the government debt and forgiveness of all accrued interest. Accordingly, Fortunet is currently the licensee of 15 MHz of spectrum in the three Florida markets covering a population ("POP") of approximately 785,000 at a net cost at auction of $20.09 per POP, based on 1990 census data.

On April 15, 1999, the FCC completed a reauction of all the C-Block licenses that were returned to it subsequent to original auction, including the 15 MHz licenses that Fortunet returned on June 8, 1998. In that reauction, the successful bidders paid a total of $2.7 million for the three licenses as compared to the $21.2 million carrying value of the licenses at that time. Accordingly, Fortunet recorded a write down of its investment, including capitalized costs, to reflect the amount bid for similar licenses in the reauction.

3.          PARTNERSHIP AGREEMENT

Each of Fortunet's predecessor Partnerships, including Aer Force, were formed in 1995 to bid for PCS licenses in the FCC's "C-Block" auction. The general partner of Aer Force contributed a total of $350,000 to Aer Force for a 50.1% equity interest in the partnership and the limited partner contributed $348,603 to Aer Force for a 49.9% equity interest.

Under the terms of all of the predecessor Partnership Agreements, including Aer Force, and subsequently Fortunet, all items of deduction with respect to interest expense and commitment fees incurred in connection with the loan from the Limited Partner are allocated 99% to the Limited Partner and 1% to the General Partner. All other deductions are allocated to the Limited and General Partner on the basis of 49.9% and 50.1%, respectively. All profits are allocated 99% to the Limited Partner and 1% to the General Partner until the aggregate amount of all profits allocated to the Limited Partner and General Partner equals the items of deduction with respect to interest expense and commitment fees, except for all profits that result from the exchange of the PCS licenses with the FCC, which will be allocated to the Limited Partner and General Partner on the basis of 49.9% and 50.1%, respectively. Subsequently, all profits and losses will be allocated to the Limited Partner and General Partner in proportion to their interests, 49.9% and 50.1%, respectively.

4.          LONG-TERM DEBT

In connection with the PCS "C-Block" auction, $4.2 million was deposited with the FCC of which $3.5 million was borrowed from the Limited Partner under a line of credit which is due and payable on December 1, 2006. On September 27, 1996 an additional $4.4 million was advanced to cover the remaining down payment on the licenses won. The interest rate on the outstanding borrowings under the line is fixed at 15% per annum; additionally, a commitment fee of 20% per annum is being charged on the total line of credit, which was $25.0 million prior to April 18, 1997 and $41.8 million thereafter. The amounts due to the Limited Partner, including accrued interest and commitment fees, at December 31, 1999 and September 30, 2000 are $69.8 million and $80 million, respectively. On March 31, 1997, $1.6 million was advanced to Aer Force to cover the first interest payment under the FCC debt. Also, on that date $2.3 million was advanced to the other four partnerships to cover their first interest payment bringing the total advanced to $3.9 million. As a part of the FCC restructuring plan, the $3.9 million was returned in September 1998 and the loan to the Limited Partner was repaid to that extent.

Under a recapitalization of the Partnership that is currently being considered, the Limited Partner would contribute $63.9 million of the outstanding debt as a capital contribution and the remaining $16.1 million will be converted to newly created Subordinated Notes (See Note 5).

5.          SUBSEQUENT EVENTS/PRO FORMA BASIS OF ACCOUNTING  (UNAUDITED)

On July 13, 2000, Sunshine (a "C" Corporation) was incorporated to succeed, by merger, to the rights and obligations of Fortunet (the "Spin Off"), which is expected to be accounted for at historical cost as Fortunet and Sunshine are entities under common control. The common stock outstanding of Sunshine will consist of 2,821,766 shares of Class A Common Stock which will be entitled to one vote per share and 2,833,076 shares of Class B Common Stock which will be entitled to five votes per share. In all economic terms, the Class A and Class B shares are equal. The General Partner will receive 100% of the Class B shares representing 50.1% of the outstanding common stock and the Limited Partner will receive 100% of Class A shares representing 49.9% of the common stock. As part of the reorganization, Lynch PCS Corporation A will contribute $63.9 million of the debt owed to it as a capital contribution to Sunshine. The remaining indebtedness of $16.1 million will be restructured into eight equal Subordinated Notes totaling $16.1 million, at 9% interest, due in three month increments beginning four years from the date off issuance, subject to acceleration in certain circumstances. In addition, Sunshine will sell to Lynch for a total of $250,000, 10,000 shares of Preferred Stock with a total liquidation value of $10 million and Warrants to acquire 4.3 million shares of Class A Common Stock at $.75 per share. The Preferred Stock and warrants will be recorded at their respective estimated fair values at the time of sale to Lynch. The Limited Partner will then distribute its shares in Sunshine to Lynch, and then Lynch will distribute such shares to its shareholders.

Fortunet is expected to have cash of $150,000, net of $100,000 of estimated offering expenses, at the time of the spin off.

The terms of the Preferred Stock are as follows:

o dividends in kind at an annual rate of seven shares of additional preferred stock for each one hundred shares of preferred stock outstanding for the first five years and thereafter dividends in cash at the annual rate of 7%,

o        no voting rights except as provided by law,

o must be redeemed by Sunshine at $1,000 per share, plus accrued and unpaid dividends, on a change in control of the Class A or Class B common stock, or upon the sale of one or more PCS licenses for cash or a non-cash sale which is subsequently converted into or redeemed for cash in an amount proportional to that number of persons covered by the sale of such licenses for cash, or that portion of a non-cash sale subsequently converted into or redeemed for cash, compared to the total persons covered by our three initial PCS licenses, in each case based on the 1998 or most recent estimates by the United States Bureau of Census, and

o may be redeemed by Sunshine at $1,000 per share plus accrued and unpaid dividends, if funds are lawfully available, and the board of directors consents.

As a result of the above merger, Sunshine will file a U.S. Federal income tax return. Accordingly at the date of the reorganization, the company will provide for deferred income taxes for temporary differences (primarily the reserve for impairment of PCS licenses) between the financial statement and tax bases of Sunshine's assets and liabilities. At September 30, 2000 such adjustment would create a deferred tax asset of approximately $4.5 million, which is fully reserved in the pro forma financial statements due to uncertainty regarding its realization.

Pro-forma earnings (loss) per share has been calculated assuming that the 5,654,582 shares of common stock of Sunshine (2,821,766 Class A and 2,833,076 Class B) have been outstanding from the beginning of the periods presented.

6.       MATTERS   OCCURRING  SUBSEQUENT  TO  THE  DATE  OF  THE  REPORT  OF
         INDEPENDENT AUDITORS (UNAUDITED)

Sunshine has also agreed with Lynch Interactive Corporation that if the holder of a convertible note of Lynch Interactive Corporation converts all or a portion of its note prior to December 10, 2004, Sunshine will issue:

o to the holder, one share of our Class A common stock for each share of Lynch Interactive Corporation stock to be received by the holder, up to a maximum of 235,294 shares;

o to the holders of our Class B common stock, 1.0040 shares of additional Class B common stock for each share of Class A common stock issued to the holder; and

o to Lynch Interactive Corporation, warrants to purchase 1.9125 shares of our Class A common stock for each share of Class A common stock issued to the holder.

The conversion by the holder of any or all of the Lynch Interactive Corporation notes would result in dilution in the ownership of our common stock by the current holders of the Class A common stock.

Prior to the spin-off, the Company intends to grant its directors options to purchase 280,000 shares of Class A Common Stock at $.75 per share. Such options are expected to become exercisable three years from the date of grant and are expected to expire five years from the date of grant.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24           Indemnification of Directors and Officers
-------           -----------------------------------------

         As permitted by the Delaware General Corporation Law, our certificate of incorporation limits the personal liability of our directors and officers for breaches of their fiduciary duties. Liability is not eliminated for

         o        any breach of the duty of loyalty to us or our stockholders,
         o        acts  or  omissions   not  in  good  faith  or  which  involve
                  intentional misconduct or a knowing violation of law,

         o        unlawful   payment  of   dividends   or  stock   purchases  or
                  redemptions pursuant to Section 174 of the Delaware General Corporation Law, or

         o any transaction from which the director derived an improper personal benefit.

         Our bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or an agent of ours or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by Delaware law, as from time to time in effect, and any other applicable law, as from time to time in effect. Such right of indemnification is not be deemed exclusive of any other rights to which such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person.

ITEM 25           Other Expenses of Issuance and Distribution.
-------           -------------------------------------------

         The following table sets forth the various expenses (other than underwriting discounts and commissions) which we will pay in connection with the issuance and distribution of the securities being registered. With the exception of the Securities and Exchange Commission registration fee, all amounts shown are estimates.



Securities and Exchange Commission Registration Fee..........           $.08

Blue Sky Fees and Expenses...................................              *
Printing and Engraving.......................................              *
Accounting Fees and Expenses.................................              *
Legal Fees and Expenses......................................              *
Miscellaneous expenses.......................................              *
                                                                      -------
Total........................................................           $  *

* To be filed by amendment

ITEM 26           Recent Sales of Unregistered Securities
                  ---------------------------------------

                                                                                                            If Option, Warrant
                                                            Consideration Received and        Exemption     or Convertible
                                                            Description of Underwriting or      from        Security, Terms of
                                                            Other Discounts to Market       Registration    Exercise or
   Date of Sale          Title of Security   Number Sold    Price Afforded to Purchasers       Claimed      Conversion
   ------------          -----------------   -----------    ----------------------------       -------      ----------
At the effective     Class A common          2,821,766      None                                2(3)
time of the          stock
spin-off

At the effective     Class B common          2,833,076      None                                2(3)        Each share of
time of the          stock                                                                                  Class B common
spin-off                                                                                                    stock shall
                                                                                                            automatically convert
                                                                                                            into one share of
                                                                                                            Class A common stock
                                                                                                            on the earlier of (i)
                                                                                                            October 1, 2006, (ii)
                                                                                                            fourteen days after
                                                                                                            Federal
                                                                                                            Communications
                                                                                                            Commission Control
                                                                                                            Group requirements
                                                                                                            are no longer
                                                                                                            necessary for us to
                                                                                                            maintain the benefits
                                                                                                            received in the
                                                                                                            original PCS auction,
                                                                                                            or (iii) when our
                                                                                                            board of directors
                                                                                                            determines.

At the effective     Warrant                         1      Restructuring of indebtedness       4(2)        Upon the effective
time of the                                                 and $250,000 cash contribution                  date, Lynch
spin-off                                                                                                    Interactive
                                                                                                            Corporation may
                                                                                                            purchase up to
                                                                                                            4,300,000 shares of
                                                                                                            Class A common stock
                                                                                                            at $.75 per share.

At the effective     Note                            8      Restructuring of indebtedness       4(2)
time of the                                                 and $250,000 cash contribution
spin-off

At the effective     Option                          3      None                                4(2)        On January __,
time of the                                                                                                 2001 our directors
spin-off                                                                                                    were granted
                                                                                                            options to purchase
                                                                                                            an aggregate of
                                                                                                            280,000 shares of our
                                                                                                            Class A common stock
                                                                                                            at $.75 per share.
                                                                                                            These options are
                                                                                                            exercisable three
                                                                                                            years after their
                                                                                                            grant date and expire
                                                                                                            on the fifth
                                                                                                            anniversary of the
                                                                                                            grant date.


ITEM 26           Exhibits and Financial Statement Schedules
-------           ------------------------------------------

         a.       Exhibits:


Exhibit Number                             Description
------------------    ----------------------------------------------------------

      *3.1            Form of Amended and Restated
                      Certificate of Incorporation
      *3.2            Form of By-laws
      *4.1            Form of Subordinated Notes
      *4.2            Form of Warrant
      *5.1            Form of Legality Opinion
     *10.1            Conversion Agreement
    **10.2            Form of Option Agreement
     *23.1            Consent of Ernst & Young LLP

      23.2 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1)

--------------

*  Filed herewith
** To be filed by amendment


ITEM 28           Undertakings.
-------           ------------

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for our directors, officers, and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that this sort of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that this registration statement meets all of the requirements for filing on Form SB-2 and have duly caused this amendment to the registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on the ___ day of January, 2001.

                                                  SUNSHINE PCS CORPORATION


                                                  By: *
                                                     ---------------------------
                                                          Karen E. Johnson
                                                          President


                                   SIGNATORIES

                                POWER OF ATTORNEY

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Robert E. Dolan and Karen E. Johnson, and each one of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form SB-2 of Sunshine PCS Corporation and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.


         Signature               Title                               Date
         ---------               -----                               ----

*                          President (Chief Executive,         January 22, 2001
-----------------------
Karen E. Johnson           Principal Financial and Chief
                           Accounting Officer) and Director

*                          Director                            January 22, 2001
-----------------------
David S. Ahl

/s/ Robert E. Dolas        Director                            January 22, 2001
-----------------------
Robert E. Dolan


* by Robert E. Dolan
       Attorney-in-Fact



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                                TABLE OF CONTENTS


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PROSPECTUS SUMMARY................................................................................................4

RISK FACTORS......................................................................................................7
        Risks Relating to our Business............................................................................7
        In order to keep our licenses and avoid the imposition of fines and/or sanctions, we must offer personal communications services to at least onequarter of the population in the areas covered by that license, or make a showing of substantial service in that area by
                September 17, 2001. ..............................................................................7
        We are a development stage company with no operating history.  We have no revenues and a history of operating losses, which we expect to continue.  The likelihood of future success is therefore highly uncertain.  ..................................................................7
        The report of our independent auditors contains an explanatory paragraph as to our ability to continue as a going concern. This opinion could prevent us from obtaining new financing on reasonable terms or at all........................................................................7
        As we do not know when we will have revenues, in order to continue as a going concern, we will need to incur more debt in the future. Given our history of losses and the amount of our debt, our ability to secure this needed financing on reasonable terms, or at all, is questionable...........8
        There are substantial risks to any of the alternatives we may pursue with respect to our licenses.
                Selling these licenses may be difficult due to the limited number of potential purchasers, and a sale could also subject us to penalties imposed by the Federal Communications commission. building out our licenses independently would require us to borrow significant amounts, which may not be available on reasonable terms, or at all.  A joint venture would expose us to potential unknown risks associated with our partners and/or supplers...8
        Our potential competitors have substantially greater access to capital, other resources and significantly more experience in providing wireless services.  Successfully competing with these entities may therefore be impracticable.....................................................8
        Our licenses are only for 15 megahertz of spectrum.  Our cellular and personal communications service competitors use 25-30 megahertz, placing us at a competitive disadvantage, because licenses with wider spectrums can offer more services and therefore better meet growing demand.  .....................................................................9
        Our licenses only permit us to offer personal communications services in the Florida markets of
                Tallahassee, Panama City and Ocala.  As potential customers would probably want the ability to make calls outside of these areas, we would be at a substantial disadvantage against competitors with wider coverage areas, unless we entered into joint ventures or affiliation agreements........................................................................................9
        We have had a troubled history in servicing the debt entered into to acquire our licenses and the value of our licenses has been written down.......................................................9
        Risks Relating to the Telecommunications Industry.........................................................9
        We are unsure if our licenses will be renewed after they expire in 2006. If we build out our licenses and they are later not renewed, the value of our stock would be materially adversely affected, because these licenses are our only significant assets. ..........................................9
        We are subject to various C-Block license  requirements  and the failure to comply with any of them could result in the revocation of our licenses  and/or the imposition of fines and sanctions...............................................................................9
        Our licenses are subject to transfer restrictions that limit the number of potential acquirers...........10
        Personal communications service licensees may be required to share spectrum with existing fixed microwave licensees or relocate them to new spectrum paths or transmission technologies.  If we are required to relocate microwave licensees, it may delay our ability to commence timely commercial operations and consequently, our ability to satisfy our build out requirements...........................................................................10
        Risks Relating to our Common Stock.......................................................................10
        There will be a very limited, or possibly no trading market for our common stock, because we do not intend to list or register it on any national securities exchange or automated quotation system. ...............................................................................10
        Ms. Kane controls us and such control could dissuade potential acquirers.................................10
        As our common stock is junior to our subordinated notes and preferred stock, we would need to receive net proceeds of more than $26.1 million from any sale of our licenses before any other portion of the proceeds would be received by holders of our common stock.........................10
        A subsidiary of Lynch Interactive Corporation will hold warrants to purchase 4,300,000 shares of our Class A common stock at $.75 per share, which could adversely affect the value of our common stock or, if exercised, dilute the ownership percentage of the then holders of our class a common stock......................................................................11
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
        We could be required to issue additional stock and warrants which would result in dilution in the ownership of our common stock by then current holders of the Class A common stock................11
        Our common stock likely will be subject to "Penny Stock" regulations,  which may make it more difficult to obtain timely and accurate  quotes for the stock or execute trades in it.......11
        Federal Communications Commission limitations on foreign ownership could deter foreign investors or subject us to revocation of our licenses and/or sanctions if these limitations are violated.........................................................................11

FORWARDLOOKING STATEMENTS........................................................................................11

USE OF PROCEEDS..................................................................................................12

DIVIDEND POLICY..................................................................................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND PLAN OF OPERATION....................................................................................12

PLAN OF DISTRIBUTION.............................................................................................14

BUSINESS.........................................................................................................15

LEGISLATION AND GOVERNMENT REGULATION............................................................................18

MANAGEMENT.......................................................................................................24

CERTAIN TRANSACTIONS.............................................................................................26

PRINCIPAL STOCKHOLDERS...........................................................................................27

DESCRIPTION OF CAPITAL STOCK.....................................................................................29
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

FEDERAL INCOME TAX CONSEQUENCES..................................................................................32

EXPERTS..........................................................................................................33

LEGAL MATTERS....................................................................................................33

ADDITIONAL INFORMATION...........................................................................................33

FINANCIAL STATEMENTS.............................................................................................F1

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